PROSPECTUS

                                4,657,114 SHARES

                           DUNN COMPUTER CORPORATION

                                  COMMON STOCK


    This is an offering of 4,657,114 shares of common stock of Dunn Computer Corporation, 3,875,000 of which may be sold upon the conversion of Series A Convertible Preferred Stock and the exercise of 4,432,114 warrants. All of the shares are being offered by the selling security holders named in this prospectus. The proceeds from the sale of common stock will be received directly by the selling stockholders. No proceeds will be received by the Company from the sale of common stock offered hereby although we will receive approximately $1,243,741 if all of the warrants, the underlying shares of which are being registered herein, are exercised for cash. Our common stock is traded on the Nasdaq National Market System under the symbol DNCC. On July 25, 2000, the last reported sale price of our common stock on Nasdaq was $1.75.


    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July 28, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      4

Special Note Regarding forward-looking Statements...........      6

Use of Proceeds.............................................      6

Price Range of Common Stock.................................      6

Dividend Policy.............................................      7

Capitalization..............................................      7

Selected Historical Financial and Other Data................      8

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     10

Business....................................................     15

Management..................................................     22

Principal Stockholders......................................     27

Certain Relationships and Related Transactions..............     28

Description of Capital Stock................................     28

Shares Eligible for Future Sale.............................     32

Selling Security Holders....................................     33

Plan of Distribution........................................     34

Legal Matters...............................................     35

Experts.....................................................     35

Index to Financial Statements...............................    F-1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO OTHER DOCUMENTS TO WHICH WE REFER YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

                                    SUMMARY

    THE SUMMARY HIGHLIGHTS SOME OF THE INFORMATION IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS, THE FINANCIAL STATEMENTS AND THE NOTES THERETO. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO WE, US AND OUR REFER TO DUNN COMPUTER CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES DUNN COMPUTER CORPORATION, A DELAWARE CORPORATION, DUNN COMPUTER OPERATING COMPANY, A VIRGINIA CORPORATION, STMS, INC., A VIRGINIA CORPORATION, INTERNATIONAL DATA PRODUCTS INC., A MARYLAND CORPORATION AND PUERTO RICO INDUSTRIAL MANUFACTURING OPERATIONS ACQUISITION CORP., A PUERTO RICO CORPORATION, UNLESS OTHERWISE INDICATED.

    We manufacture and market build-to-order computer systems and provide related services to departments, agencies and offices of the federal government and selected businesses. We provide our customers with single-source solutions by manufacturing our own brand of desktop and portable computers and high performance network client servers and by offering services, which include network consulting, project implementation and technical support. We currently derive most of our revenue from computer hardware sales to the U.S. Government, but we also sell computer hardware and services to medium and large businesses.

    In September 1997, we acquired STMS, Inc., a Virginia-based network services company. This acquisition expanded our capabilities to provide a wide variety of computer services, including network consulting, project implementation and technical support. Additionally, the STMS acquisition provided us with new opportunities to sell computer hardware into the commercial marketplace as part of a total network solution. We believe that the rapid technological change and increased complexity of the computer industry will result in an increasing number of entities outsourcing total network solutions to third party providers.

    On May 1, 1998, we acquired International Data Products, Corp. ("IDP") and its affiliate, Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO"), a manufacturer of notebooks, desktops and high performance network servers. At the date of the acquisition, IDP held a contract with the U.S. Air Force which had potential revenues of approximately $100 million through fiscal 2003. In
May 1999, the U.S. Air Force determined not to exercise the remaining option years under the contract and therefore terminated the contract for the convenience of the government. As a result of the termination, the recoverability of the Company's goodwill associated with the IDP acquisition was significantly impaired. Accordingly, management recorded an impairment charge of approximately $21 million during 1999. During fiscal 2000, PRIMO was awarded a $16 million contract with the Puerto Rican Government which will require the assembly of notebooks in our ISO 9000 certified facility in Puerto Rico. In addition, we are currently proposing on phase II of the contract with the Puerto Rican Government which will be awarded in fiscal 2000.

    We sell our products and services to more than 950 customers, including customers from agencies within the Department of Defense, Department of Justice, Administrative Office of the U.S. Courts, Social Security Administration, Lockheed Martin Corporation, Blue Cross and Blue Shield Association and Inova Health Care Systems, Inc. In addition, we have been expanding our commercial sales to Fortune 1000 companies.

    We intend to continue our strategy of increasing revenues and profits by providing the Government market and selected businesses with single-source computer network solutions. We plan to achieve this objective by:

    - leveraging our Government customer base to increase sales of products and network services;

    - targeting the commercial market to expand the sales of our brand name computer hardware as part of a total network solution; and

    - focusing on product quality.
                            ------------------------

    Our principal executive offices are located at 1306 Squire Court, Sterling, Virginia 20166 and our telephone number is (703) 450-0400.

                                  THE OFFERING

Common stock offered.........................  4,657,114 shares
Common stock outstanding.....................  9,649,680 shares
Use of proceeds..............................  We will not receive any proceeds from the sale of the shares of common stock by the
                                               selling security holders, although we will
                                               receive approximately $1,243,741 if all of
                                               the warrants, the underlying shares of which
                                               are being registered herein, are exercised
                                               for cash.
Nasdaq National Market Symbol................  DNCC

    The number of shares of common stock outstanding is 9,649,680 as of June 20, 2000. This does not include 2,222,575 shares issuable upon the exercise of currently outstanding stock options and warrants.

                    DUNN SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The summary consolidated financial information set forth below is qualified by and should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                   SIX MONTHS ENDED
                                                     YEAR ENDED OCTOBER 31,            APRIL 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues...................................   21,766     66,888      34,475    21,152     17,731
Gross profit...................................    4,217     11,919       6,494     4,676      3,489
Income (loss) from operations..................    2,019      1,936     (31,255)     (488)       104
Net income (loss)..............................    1,322        980     (33,607)     (593)       401
Earnings (loss) per share (1)..................  $  0.29    $  0.14    $  (3.57)  $ (0.07)    $(0.01)
Earnings (loss) per share assuming dilution
  (1)..........................................  $  0.28    $  0.13    $  (3.57)  $ (0.07)    $(0.01)
Weighted average shares outstanding............    4,552      7,231       9,404     8,941      9,497
Weighted average shares assuming dilution......    4,679      7,492       9,404     8,941      9,497

                                                              APRIL 30, 2000
                                                              --------------
                                                               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working Capital.............................................       1,192
Total assets................................................      25,771
Long-term debt..............................................         296
Total liabilities...........................................      17,196
Stockholders' equity........................................       8,575

------------------------

(1) The earnings per share amounts prior to fiscal 1998 have been restated as required to comply with Statement of Financial Accounting Standards
    No. 128, EARNINGS PER SHARE. For further discussion of earnings per share and the impact of Statement No. 128, see Note 2 of the notes to Dunn's consolidated financial statements included herein.

                                  RISK FACTORS

    PURCHASING SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE DOING SO, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS.

IF WE CONTINUE TO EXPERIENCE SIGNIFICANT LOSSES OUR OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

    We incurred a loss of approximately $33,600,000 during the fiscal year ended October 31, 1999 and may incur losses in the future. Any future losses that are significant could materially adversely affect our operations.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

    The market for our products and services is highly competitive. Many of our competitors offer broader product lines and have substantially greater financial, technical, marketing and other resources than us, which could seriously harm our net sales and results of operation. Additionally, our competitors may receive beneficial prices from purchasing component parts in large quantities and may be party to product and process technology license arrangement that are more favorable in terms of pricing and availability than our arrangements. As a result, we may have difficulty increasing our market share.

RAPID CHANGE IN TECHNOLOGY MAY CAUSE A PORTION OF OUR INVENTORY TO BECOME OBSOLETE.

    The computer products market is characterized by rapid technological change and the frequent introduction of new products and enhancements. While we strive to maintain a just-in-time inventory systems, there are certain computer products held in our inventory can become obsolete at any given time, which could materially adversely affect our financial condition and results of operation.

IF WE ARE UNABLE TO ATTRACT, ASSIMILATE AND RETAIN TECHNICAL PERSONNEL, OUR BUSINESS COULD BE SERIOUSLY HARMED.

    Our future success is largely dependent upon our ability to identify, attract, hire, train, retain and motivate highly skilled technical personnel. Competition in this market is intense, and we cannot be certain that we will be able to attract, assimilate or retain sufficiently qualified personnel. Our inability to do so could have a material adverse effect on our business, results of operations and financial condition.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FLUCTUATE.

    Our operating results have in the past fluctuated widely and we expect this trend to continue in the future. As a result the market price of our common stock could be volatile. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources which could adversely effect our results of operations.

WE ARE DEPENDENT ON THE GOVERNMENT MARKET.

    For the six months ended April 30, 2000 and for the fiscal years ended October 31, 1999 and 1998 approximately 63%, 65% and 75%, respectively, of our revenues were derived from government contract programs. If we are unable to continue to participate in government contract programs or if government contracting policies are changed our business and results of operations could be materially harmed. Additionally, most government contracts are subject to modification or termination in the event of changes in funding and our contractual costs and revenues are subject to adjustment as a result of governmental audits.

    A significant amount of our revenues are derived from sales made through major procurement programs awarded by the government, which include contracts with General Services Administration, Department of Defense and the Administration Office of the U.S. Courts. If we are unable to renew or replace those contracts our results of operations could be materially adversely affected.

ANY ACQUISITION THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.

    We have in the past acquired or invested in complementary businesses, technologies, services and products. At present time, we do not anticipate that we will execute additional acquisitions. Should the opportunity for a acquisition present itself in the future, we will make every effort to handle such acquisitions and investments in an efficient manner. However, they could disrupt our ongoing business, distract our management and employees and increase our expenses. For example, if we acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology and software, and the target company's key personnel may decide not to work for us. Additionally, we may decide to pay for future acquisitions, if any, by issuing shares of common stock or debt or equity securities convertible into shares of common stock. This would result in dilution of your investment.

THE LOSS OF THE SERVICES OF THOMAS P. DUNNE, COULD SERIOUSLY HARM OUR BUSINESS.

    Our future success depends, to a significant extent, on the continued services of our senior management and our ability to retain and motivate our other key employees. Specifically the loss of the services of Mr. Dunne, would have a material adverse effect on our business, results of operations and financial condition. We do not currently maintain key-man life insurance on any of our senior management or other key employees.

OUR PRESIDENT CONTROLS A SIGNIFICANT PORTION OF OUR COMMON STOCK, THEREFORE YOU MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

    Our President, Mr. Dunne, owns approximately 25% of our common stock. Accordingly, our President will be able to exercise significant influence over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management.

IF OUR COMPETITORS COMMENCE PROTEST PROCEEDINGS OF OUR GOVERNMENT CONTRACTS OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED.

    In the past some of our competitors have commenced proceedings protesting our Government contracts. We have in the past either settled or defended these actions based on our assessment of the proceedings. In the past one or more of these proceedings or settlement agreements have had a material impact on the operations of IDP, our wholly-owned subsidiary. If protest proceedings are brought against us or any of our subsidiaries in the future our business could be materially harmed.

UPON THE CONVERSION OF OUR SERIES A PREFERRED STOCK, OUR SHAREHOLDERS WILL EXPERIENCE DILUTION IN BOTH THE PER SHARE VALUE OF THEIR SHARES AND IN THEIR PROPORTIONATE OWNERSHIP INTEREST OF OUR COMMON STOCK.

    Upon the conversion of our Series A Preferred Stock our shareholders may experience significant dilution with respect to their proportionate ownership interest of our common stock and in the per share book value of their shares. The Series A Preferred Stockholders have the option to convert their shares at the lower of: (a) 85% of the three lowest closing bid prices of Dunn common stock during the twenty-five (25) trading days prior to conversion, or
(b) $3.64. If our common stock is trading at

$10.00 per share the preferred stockholders can convert their 3,000 shares into 824,176 shares or approximately 9.0% of our common stock. If the conversion price is less than $3.64, for example $2.00 per share, the preferred stockholders can convert their shares into an aggregate of 1,500,000 shares or approximately 15.9% of our common stock and if the conversion price is $1.50 per share, the preferred stockholders can convert their shares into an aggregate of 2,000,000 shares or approximately 21.2% of our common stock.

THE IMMEDIATE RESALE OF THE COMMON STOCK RECEIVED BY PREFERRED STOCKHOLDERS UPON THEIR CONVERSION COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

    The sale of our common stock by the preferred stockholders could cause the market price of our common stock to decline. No prediction can be made as to the effect, if any, that sales of our common stock by the preferred stockholders, or the availability of these shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock may be sold by the preferred stockholders, in the public market, could therefore adversely affect the market price of our common stock.

IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET SYSTEM THE MARKET PRICE OF OUR COMMON STOCK COULD DECREASE SIGNIFICANTLY.

    On February 22, 2000, we received notice from Nasdaq that our net tangible assets were below the minimum amount required for continued listing on the Nasdaq National Market of $4,000,000. On March 14, 2000 we received $3,000,000 in gross proceeds from the sale of our Series A Preferred Stock, which increased our net tangible assets above the minimum required dollar amount for continued listing. On May 15, 2000 we filed a March 31, 2000 balance sheet with the Securities and Exchange Commission, on Form 8-K, as required by Nasdaq, to evidence our compliance with the net tangible asset requirement for continued listing. On May 16, 2000 we received notice from Nasdaq that based on our Form 8-K filed on May 15, 2000 we are in compliance with the net tangible assets requirement.

    If we are unable to satisfy the Nasdaq National Market's continued listing criteria in the future, our common stock may be delisted from the Nasdaq National Market. If this occurs we will seek to list our common stock on the Nasdaq Small Cap Market, however, if we are unsuccessful, trading, if any, in our common stock would thereafter be conducted in the over-the-coutner market on the "pink sheets" or the OTC Bulletin Board. If our common stock were delisted from Nasdaq, an investor would find it more difficult to dispose of, or to obatin quotations as to the price of our common stock. Additionally, if our common stock is delisted from the Nasdaq National Market the market price of our common stock could decrease significantly.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Information included in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. This information may be subject to factors that may cause our actual results to be materially different from future results expressed or implied by any forward-looking statements. These factors include the risks described in Risk Factors. Forward-looking statements involve assumptions and describe our future plans, strategies and expectations, and you can generally identify them by their use of the words may, will, should, expect, anticipate, estimate, believe, intent or project or the negative of these words or other variations on these words or similar terminology.

                                USE OF PROCEEDS

    We will receive no proceeds from the sale of shares of common stock owned by the selling security holders, although we would receive approximately $1,243,741 if all the warrants, the underlying shares of which are being registered herein, are exercised for cash. All proceeds from the sale of shares of common stock owned by the selling security holders will be for their own accounts. See "Selling Security Holders."

                       PRICE RANGE OF DUNN'S COMMON STOCK

    Prior to the quotation of the Company's Common Stock beginning on April 22, 1997, there was no established trading market for the Company's common stock. The Company's Common Stock is traded in the over-the-counter market and prices are quoted on The Nasdaq National Market under the symbol DNCC. The following table sets forth the high and low selling prices as reported by The Nasdaq National Market for the fiscal quarter indicated. These quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

FISCAL 1998                                                     HIGH       LOW
-----------                                                   --------   --------
First Quarter...............................................  $10.500     $6.625
Second Quarter..............................................  $10.375     $8.188
Third Quarter...............................................  $ 9.938     $7.483
Fourth Quarter..............................................  $ 4.750     $1.938

FISCAL 1999                                                     HIGH       LOW
-----------                                                   --------   --------
First Quarter...............................................  $ 6.281     $2.781
Second Quarter..............................................  $ 4.938     $2.031
Third Quarter...............................................  $ 2.750     $1.969
Fourth Quarter..............................................  $ 2.406     $1.031


FISCAL 2000                                                     HIGH       LOW
-----------                                                   --------   --------
First Quarter...............................................  $ 4.844     $1.000
Second Quarter..............................................  $ 4.281     $2.000
Third Quarter (through July 25, 2000).......................  $ 2.500     $1.625



    On July 25, 2000 the closing price of our common stock as reported by The Nasdaq National Market was $1.75 per share. There were approximately 5,100 shareholders of record of our common stock as of such date.

                                DIVIDEND POLICY

    We have never paid or declared a dividend. The payment of cash dividends, if any, in the future is within the discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain future earnings for use in our business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of April 30, 2000: (i) on an actual basis; and (ii) on a pro forma basis to reflect the immediate conversion of our Series A Convertible Preferred Stock into 1,711,230 shares of Common Stock. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                                    APRIL 30, 2000
                                                              ---------------------------
                                                                 ACTUAL       PRO FORMA
                                                              ------------   ------------
                                                              (UNAUDITED)
Long-term debt:
  Notes payable.............................................  $    295,756   $    295,756
                                                              ------------   ------------
    Total long-term debt....................................       295,756        295,756

Stockholders' equity:
  Series A Convertible Preferred Stock, $0.001 par value per share; 3,000 shares authorized; 3,000 and no shares
    issued and outstanding for Actual and Pro Forma,
    respectively............................................            --             --
  Common Stock, $0.001 par value per share;
    20,000,000 shares authorized; 9,649,409 and
    11,360,639 shares issued and outstanding for Actual and
    Pro Forma, respectively (2).............................         9,650         11,361
  Additional paid-in capital (1)............................    41,077,599     41,605,302
  Treasury stock, 400,000 shares............................    (3,432,500)    (3,432,500)
  Accumulated deficit (1)...................................   (29,080,144)   (29,609,555)
                                                              ------------   ------------
    Total stockholders' equity..............................     8,574,608      8,574,608
                                                              ------------   ------------
      Total capitalization..................................     8,870,364      8,870,364
                                                              ============   ============

------------------------

(1) The Series A Convertible Preferred Stock is convertible into Common Stock at a price equal to the lesser of 85% of the average of the three lowest closing bid prices of the Common Stock for the 25 days preceding the conversion date or $3.64. The intrinsic value of this feature is reflected as an addition to accumulated deficit and an increase to additional paid-in capital based on the assumed conversion to Common Stock.

(2) Excludes (i) 2,500,000 shares reserved for issuance under the 1997 Stock Option Plan (see Management--Incentive Stock Option Plan), (ii) 100,000 shares reserved for issuance upon the exercise of outstanding stock purchase warrants and (iii) 322,525 shares reserved for issuance upon the exercise of a stock purchase warrant granted in connection with the Series A Convertible Preferred Stock offering.

                   DUNN SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data of Dunn should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The consolidated statement of operations data set forth below with respect to the fiscal years ended October 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of October 31, 1998 and 1999 is derived from and is referenced to the audited consolidated financial statements of Dunn included elsewhere in this Prospectus. The consolidated balance sheet data as of October 31, 1995, 1996 and 1997 and the consolidated statement of operations for the years ended October 31, 1995 and 1996 are derived from audited consolidated financial statements of Dunn not included in this Prospectus.

    In the opinion of Dunn's management, the interim financial data reflect all adjustments necessary to present fairly the results of operations for the six months ended April 30, 1999 and 2000 and Dunn's financial position at April 30, 2000. These adjustments are of a normal, recurring nature. The results of operations of the interim periods are not necessarily indicative of results that may be expected for a year.

                                                                                            SIX MONTHS ENDED APRIL
                                                    YEAR ENDED OCTOBER 31,                            30,
                                     ----------------------------------------------------   -----------------------
                                       1995       1996     1997 (2)   1998 (3)     1999        1999         2000
                                     --------   --------   --------   --------   --------   ----------   ----------
                                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Net Revenues.......................   $7,491    $18,099    $21,766     66,888      34,475      21,152      7,731
Costs of revenues..................    6,046     14,103     17,549     54,969      27,981       6,476      4,242
Gross profit.......................    1,445      3,996      4,217     11,919       6,494       4,676      3,489
Selling, general and
  administrative...................      966      1,972      2,198      9,983      37,749       5,164      3,385
Income (loss) from operations......      479      2,024      2,019      1,936     (31,255)       (488)       104
Other income (expense).............        8         (9)        98       (270)     (2,911)       (330)      (453)
Net income (loss) from operations
  before extraordinary item........      487      2,015      2,117      1,666     (34,166)       (818)      (349)
Extraordinary Gain--early
  extinguishments of debt..........        0          0          0          0           0           0        750
Net income (loss) before income
  taxes............................      487      2,015      2,117      1,666     (34,166)       (818)       401
Provision for (benefit from) income
  taxes............................      244        776        795        686        (559)       (225)         0
Net income (loss)..................   $  243    $ 1,239    $ 1,322        980     (33,607)       (593)       401
Earnings (loss) per share (1)......   $ 0.06    $  0.31    $  0.29    $  0.14    $  (3.57)      (0.07)     (0.01)
Earning (loss) per share(1)
  assuming dilution................   $ 0.06    $  0.31    $  0.28    $  0.13    $  (3.57)      (0.07)     (0.01)
Weighted average shares
  outstanding(1)...................    4,000      4,000      4,552      7,231       9,404       8,941      9,497
Weighted average shares
  outstanding(1) assuming
  dilution(1)......................    4,000      4,000      4,679      7,492       9,404       8,941      9,497

                                                                      OCTOBER 31,                         APRIL 30,
                                                  ----------------------------------------------------   -----------
                                                    1995       1996       1997       1998       1999        2000
                                                  --------   --------   --------   --------   --------   -----------
                                                                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working Capital.................................   $  512     $1,722    $ 4,339      5,773     (1,422)       1,192
Total assets....................................    3,647      5,275     18,703     62,965     22,287       25,771
Long-term debt..................................       --         --         75         51      2,845          296
Total liabilities...............................    3,047      3,335     10,465     24,592     17,470       17,196
Stockholders' equity............................      600      1,939      8,238     38,373      4,817        8,575

------------------------

(1) The earnings per share amounts prior to fiscal 1998 have been restated as required to comply with Statement of Financial Accounting Standards
    No. 128, EARNINGS PER SHARE. For further discussion of earnings per share and the impact of Statement No. 128, see Note 2 of the notes to Dunn's consolidated financial statements included herein.

(2) Includes the activity of STMS from September 12, 1997 (date of acquisition).

(3) Includes the activity of IDP and PRIMO from May 1, 1998 (date of acquisition).

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We manufacture custom computer systems and provide related service to departments, agencies and offices of the federal government and selected businesses. We provide our customers with single-source solutions by manufacturing our own brand of desktop and portable computers and high performance network client servers and offering services, which include network consulting, project implementation, and technical support. We currently derive revenues from hardware sales to the government and to medium and large businesses. We sell our products and services to more than 300 customers, including entities within the Department of Defense, Administrative Office of the U.S. Courts, Lockheed Martin Corporation, Blue Cross and Blue Shield Association and the District of Columbia Government.

    We derive a majority of our revenues from government contracts. Government contracts, by their terms, generally can be terminated at anytime, without cause for the convenience of the government. If a government contract is so terminated, the contractor generally is entitled to receive compensation for the services provided or certain costs incurred at the time of termination and a reasonable profit on the contract work performed prior to the date of termination. In addition, all government contracts require compliance with various contract provisions and procurement regulations and in certain cases, accounting and audit requirements. If not cured, certain violations of these regulations could result in the termination of the contract, imposition of fines, and suspension or debarment from competing for or receiving awards of additional government contracts. If we were excluded from federal procurements, or if any of our significant government contracts or the imposition of penalties could have a material adverse effect on our business.

OVERVIEW OF FISCAL 1999

    In fiscal year 1999, we experienced a significant change in our financial results as compared to fiscal year 1998 as discussed below.

TERMINATION OF A SIGNIFICANT CONTRACT

    In May 1999, the U.S. Air Force determined not to exercise the remaining option years under the "Desktop V" (DTV) contract and therefore terminated the contract for all participating vendors. Initially awarded to IDP, the DTV contract was our largest contract. Management believed at the date of the IDP acquisition, the contract would be renewed by the government through fiscal year 2003 and would generate over $100 million in revenues during that time. As a result of the termination of this contract, the recoverability of Dunn's goodwill associated with the IDP acquisition was significantly impaired. Accordingly, management recorded an impairment charge of approximately
$21 million during 1999.

    Additionally, the Small Business Administration (SBA) ruled that the U.S. Air Force must terminate the contract for the convenience of the government. Under a termination for convenience, the government shall reimburse Dunn for all costs incurred in the performance of the contract. We are currently negotiating a settlement with the government and have submitted our reimbursement proposal. As of April 30, 2000, no settlement agreement has been reached. We cannot anticipate the amount of the settlement, if any, at this time.

    Under the terms of the DTV contract, we were required to maintain certain inventory spares for warranty purposes. Due to the termination of the contract, a considerable amount of these spares became obsolete. Accordingly, we recorded an inventory charge during fiscal 1999 of approximately

$2 million relating to these items. We are seeking reimbursement of these items in the settlement with the government.

DELAY OF A CONTRACT AWARD

    In January 1999, we were one of several vendors to be awarded a contract to supply laptops to the Puerto Rican government. The contract was protested and hence delayed due to negotiations between the government and vendors in order to resolve the protest issues. The protest was ultimately resolved and we were re-awarded the contract in January 2000. During that 12-month delay period, management determined to continue operations at our Puerto Rican facility in anticipation of the contract. Accordingly, we incurred significant costs to maintain the facility which resulted in an operating loss for our Puerto Rican subsidiary for fiscal 1999.

CHANGES IN FEDERAL CONTRACTS

    In fiscal year 1999, our revenues from computer sales to the federal government were adversely affected due to changes in procurement policies. The changes in the policies included: (a) decentralization of purchasing decisions outside of the Washington DC area, where Dunn has its most significant sales coverage; (b) the ability of computer manufacturers (i.e. Dell, Compaq) to sell directly to the federal government; (c) a continual decline in PC prices throughout 1999 which resulted Dunn's not participating in certain government proposals for which adequate margins could not be achieved. Management believes that this trend will continue in future periods. As such, we intend to focus our efforts on repeat federal government business as well as maintaining relationships with our current government customers which may provide additional opportunities within the federal market.

INCREASES IN MEMORY PRICES

    Memory chip prices increased dramatically in late 1999. As a result we decided to hold and/or delay shipments until memory prices subsided and each transaction remained profitable. However, in certain circumstances, we reduced our gross profit margin on certain sales in order to meet contractual requirements and accommodate the increasing price of memory. It should be noted that the increase in memory prices have significantly subsided subsequent to October 31, 1999.

    Management believes it has taken the appropriate actions to avoid and/or mitigate Dunn's exposure to these types of factors in future years. These actions include greater saturation in the commercial markets, diversification of our product mix and developing partnerships with key commercial organizations within the industry. While we are confident that approach will mitigate our exposure, there can be no assurance that we will be successful with the implementation of these actions or that the profit levels from these actions will increase.

RESULTS OF OPERATIONS

SIX MONTHS ENDED APRIL 30, 2000 COMPARED TO SIX MONTHS ENDED APRIL 30, 1999.

    Net revenues for the six month period ended April 30, 2000 were $17,730,611 compared to $21,152,424 for the six month period ended April 30, 1999.

    For the six months ended April 30, gross margin was approximately 20% in fiscal 2000 compared to 22% in fiscal 1999. Gross margins commonly fluctuate from quarter to quarter as a result of current market conditions and the Company's product mix.

    For the six month period ended April 30, selling and marketing expenses decreased to $591,782 in fiscal 2000 from $1,368,517 in fiscal 1999. The decrease is attributable to the elimination of expensive marketing programs as well as the utilization of co-operative marketing arrangements with certain vendors which reduced the overall marketing costs.

    For the six month period ended April 30, general and administrative expenses decreased to $2,617,770 in fiscal 2000 from $3,433,582 in fiscal 1999, a decrease of approximately 24%. The decrease resulted primarily from the Company's efforts to manage general and administrative expenses relative to its net revenue and gross margin.

    Interest expense, net of interest income, for the six month period ended April 30, decreased to $297,928 in fiscal 2000 from $369,513 in fiscal 1999. This decrease is a direct result of the Company's reduction of its outstanding debt in the first quarter of fiscal 2000.

    The Company reported net income of $401,446 for fiscal 2000 as compared to a net loss of $593,259 for fiscal 1999. This is the result of the Company's management of costs relative to net revenue as well as additional contracts awarded in the second quarter of fiscal 2000.

FISCAL YEAR ENDED OCTOBER 31, 1999 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1998

    Net revenues for fiscal year ended October 31, 1999 decreased approximately 48% to $34.5 million from $66.9 million for fiscal year ended October 31, 1998. This decrease was primarily due to loss of the DTV contract with the U.S. Air Force. We anticipated that this contract would generate revenues of approximately $65 million for fiscal years 1999, 2000 and 2001. Fiscal year 1998 and 1999 revenues under this contract were approximately $18 million and $3 million, respectively.

    Gross profit for fiscal 1999 decreased by approximately 46% to $6.5 million from $11.9 million. This decrease is in proportion with the decrease in net revenues. Gross profit as a percentage of net revenues during the same periods slightly increased to 18.8% from 17.8%. The gross profit percentage increase is a direct result of greater proportion of higher-margin sales of services.

    Selling and marketing expense decreased for fiscal 1999 by 37% to $2.3 million from $3.7 million for fiscal 1998. During fiscal 1999, we consolidated our sales and marketing departments with that of IDP which resulted in an overall decrease of expenses.

    General and administrative expense for fiscal 1999 increased 171% to $14.1 million from $5.2 million for fiscal 1998. As a percentage of net revenues, general and administrative expense increased to 41% for fiscal 1999 from 7.8% for fiscal 1998. We incurred significant general and administrative costs during fiscal 1999. These costs were associated with the termination of the DTV contract, the consolidation and integration of the IDP facilities and resources, termination of certain benefit plans, and legal expenses associated with all of these factors. Although we consider a majority of the 1999 general and administrative expenses to be nonrecurring, appropriate actions have been taken to significantly reduce general and administrative expenses in future periods.

    Other expense including interest for fiscal 1999 increased to approximately $2,911,000 from approximately $271,000 for fiscal 1998. The increase was primarily due to the accrual of $2 million for an employee arbitration award. In addition, overall interest expense increased as a result of interest expenses required to support the debt assumed with the acquisition of IDP, interest expenses associated with the new debt obtained in 1999, and interest expense associated with certain operating leases. In fiscal 1999, we recorded gains on the sale of certain leased assets which reduced the overall other expense. In addition, we recorded an income tax benefit of approximately $559,000 in fiscal 1999.

FISCAL YEAR ENDED OCTOBER 31, 1998 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1997

    Net revenues for fiscal year ended October 31, 1998 increased 206% to $66.9 million from $21.8 million for fiscal year ended October 31, 1997. This increase was primarily due to additional revenue resulting from the third quarter acquisition of International Data Products, Inc. Net revenues derived from IDP's operations for fiscal 1998 amounted to approximately $40.5 million.

    Gross profit for fiscal 1998 increased 183% to $11.9 million from $4.2 million for fiscal 1997. However, the gross profit as a percentage of net revenues during the same periods decreased to 17.8% from 19.4%. The decrease in gross profit margin is a result of an increase in the percentage of lower margin hardware sales by IDP and excess production capacity. We closed the production facility located in Gaithersburg, Maryland.

    Selling and marketing expense increased for fiscal 1997 by 336% to $3,672,000 from $842,000 for fiscal 1997. During the same periods, as a percentage of net revenues, selling and marketing expenses increased to 5.5% from 3.9%. The increase was primarily attributable to the acquisition of IDP, increased advertising in selected publications, increased attendance at trade shows and the development of a marketing campaign aimed at selected businesses.

    General and administrative expense for fiscal 1998 increased 365% to $6.3 million from $1.4 million for fiscal 1997. As a percentage of net revenues, general and administrative expense increased to 9.4% for fiscal 1998 from 6.2% for fiscal 1997. We charged $564,776 of IDP acquisition integration costs to G&A for the fiscal year. We also recognized approximately $545,000 in amortization expense for fiscal 1998 as compared to $22,000 for fiscal 1997. Our costs increased in almost all aspects of general and administrative expenses as a result of the IDP acquisition. We have taken various actions to reduce general and administrative expenses in future periods.

    Other income (expense) including interest for fiscal 1998 decreased to an expense of $271,000 from an income of $98,000 for fiscal 1997. The decrease was a result of increased interest expense required to support the additional debt assumed as a result of the acquisition of IDP, and interest expense associated with certain operating leases. Our effective tax rate increased to 41% for fiscal 1998 from 37.5% for fiscal 1997 as a result of the increase in the amortization of goodwill which is not deductible for tax purposes. Our net income declined by 26% for fiscal 1998 to $980,000 from $1.3 million for fiscal 1997. Net income as a percentage of net revenues during the same periods declined to 1.5% from 6.1%.

LIQUIDITY AND CAPITAL RESOURCES

    For the six months ended April 30, 2000, the Company produced positive cash flow of $1,219,443 from its operating activities. The Company generated $857,078 of cash receipts for unearned products and services. The purchase of inventory of $1,987,999 and manufacturing and billing of $2,893,952 of goods and services were the principal use of funds.

    Funds used for investing activities consisted of the purchase of property and equipment of $169,903. Net cash used for financing activities consisted of net repayments on the line of credit of $4,332,805 and payments on notes payable of $155,507. In February 2000, the Company restructured its existing line of credit from $15 million to $5 million with an expiration date of November 30, 2000 bearing interest at the prime rate plus 1%. As of April 30, 2000, the Company's outstanding balance on the line of credit is $1,757,900.

    As of April 30, 2000, the Company had working capital of approximately $1,191,699. The Company believes the bank facility, together with cash on hand, cash generated from operations, sales of certain lease agreements and income tax refunds due will provide sufficient financial resources to finance the current operations of the Company through fiscal 2000. In addition, the Company sold 3,000 shares of its Series A Convertible Preferred Stock on March 13, 2000 which generated approximately $2.7 million in net proceeds which will be used to fund current and future operations.

    From time to time, we may pursue strategic acquisitions or mergers which may require significant additional capital, and additional capital may be required to satisfy unusual or infrequent expenses. In such event, we may seek additional financing through the issuance of debt and/or equity.

                                    BUSINESS

GENERAL

    We manufacture custom computer systems and provide related services to departments, agencies and offices of the federal government and selected businesses. We provide our customers with single-source solutions by manufacturing our own brand of desktop and portable computers and high performance network client servers and offering services, which include network consulting, project implementation, and technical support. We currently derive revenues from hardware sales to the government and to medium and large businesses. We sell our products and services to more than 300 customers, including entities within the Department of Defense, Administrative Office of the U.S. Courts, Lockheed Martin Corporation, Blue Cross and Blue Shield Association and the District of Columbia Government.

    In September 1997, we completed the acquisition of STMS, Inc. a Virginia-based network services company which expanded our capabilities to provide a wide variety of services including network consulting, project implementation and technical support. The STMS acquisition provided us with new opportunities to sell computer hardware into the commercial marketplace as part of a total package of information technology hardware and services tailored to meet the commercial customers' needs. By manufacturing our own computer systems, the cost of which represents a significant portion of the cost of a total project, we believe that we have a sustainable competitive advantage over other network service providers.

    On May 1, 1998, we acquired International Data Products, Corp. and the net assets of IDP's Puerto Rican affiliate, Puerto Rico Industrial Manufacturing Operations, Corp. for approximately $21 million, consisting of a combination of cash and common stock. When we acquired IDP, was a leading supplier of portable and desktop computers to the government. In May 1998, in connection with the IDP acquisition, we completed a public offering of 3,491,493 shares of common stock for net proceeds of $26,287,866.

    In fiscal year 1999, we recorded a significant goodwill impairment charge of approximately $21 million associated with the IDP acquisition. This was the result of our loss of a significant contract with the U.S. Air Force which was terminated for the convenience of the government during fiscal 1999. On the date we acquired IDP we anticipated revenues from this contract to be approximately $100 million had all option years been exercised. We later determined that the loss of this contract significantly impaired our ability to recover the goodwill associated with the purchase. Accordingly, we recorded the goodwill impairment charge.

    We intend to establish ourselves as a leading provider of network solutions to both the government and commercial markets. One of the key elements of this strategy is integrating our hardware and network services into a total solution for our government customers. In the commercial market, management plans to leverage its customer relationships developed through sales of our network services to expand sales of our hardware products.

OUR PRODUCTS AND SERVICES

    Computer Hardware Products

    DESKTOPS: We manufacture a high performance line of Pentium II and Pentium III based desktop computers that may be used on a standalone basis or as part of a network. These systems are based on Intel motherboards to guarantee high reliability and are "wired for management" to allow these desktops, when connected to the network, to be monitored and controlled, by the network. This technology helps ensure that desktops connected to a network are properly configured and consistently operating the same level of software.

    SERVERS: We market a single, dual or quad processor version of the Intel Pentium III and Zeon processor based systems. These servers are designed to give the customer the highest level of performance and reliability available in the market today. Based on Intel motherboards, these systems when installed in conjunction with our desktops provide the "wired for management" technology to ensure high availability and consistently configured systems on the network. We believe that the server market offers opportunities for higher profit margins compared to other sectors in the industry. With the ever increasing popularity of the Internet, the server market represents a significant growth sector for us. Additionally, server sales complement our services business due to the complexity of server installation and maintenance.

    LAPTOPS: We assemble, on a brand name basis, a state-of-the-art line of Laptops. These Laptops are produced in our Puerto Rico facility.

    NETWORKING HARDWARE & SOFTWARE: We integrate, install, and maintain major brand networking hardware and software. We have partnerships with companies like Network Associates, Inc (NAI), Cisco Systems, Inc (Cisco Systems) and
Marconi, Inc.

    ORIGINAL EQUIPMENT MANUFACTURE (OEM): We manufacture, on an OEM basis, hardware products for major network solutions providers.

    TECHNICAL SERVICES: We provide network design, implementation, and support services for wide-area and local-area networks. These services are provided to commercial, federal government and state/local government clients in two methods: Project-based and staffing-based engagements.

    PROJECT-BASED ENGAGEMENTS: We provide network analysis, design, and implementation services primarily in the form of short-term (less than three months) projects. Specific completion criteria are achieved and deliverables submitted to signify the end of the project. These network-engineering services are performed for a fixed-fee upon completion or on an hourly labor basis at the pre-negotiated price and estimated levels of effort.

    Specific project-based services that we perform include network design, systems implementation, integration, network security, software migrations, and messaging system implementation. We strive to maintain expertise in specific areas and technologies rather than be generalists in all IT areas. By maintaining a focus, we believe we can provide highly skilled professionals and services that leverage our experience for maximum benefit to the client. Project management is the key component of our strategy and success in project-based engagements.

    STAFF AUGMENTATION: We provide network support services to our clients in the form of fixed-rate hourly engineering services. Contracts with commercial and government clients typically range from one month to one year in length. Staffing services consist of placing one or more network engineers, user support technicians, or programmers on-site with a client. These professionals perform work as a "virtual" employee for the client and typically work under the direction and changing needs of the client's management. We provide skilled technical professionals to our customers, along with technical support from our vendor partners such as Microsoft, Novell, Cisco, and Network Associates.

    Our success in this area is achieved largely due to contract renewals and increasing staffing requirements from existing customers. The market for staffing is consistently increasing as customers try to focus on their core business and contract us to handle their IT support requirements.

GOVERNMENT CONTRACTS

    In fiscal 1999, we derived approximately 65% of our revenues from sales of hardware and services to the Government pursuant to contracts with the General Services Administration (GSA) or other agency-specific contracts. Most of these contracts are leasing of equipment, blanket purchase agreement or "indefinite delivery, indefinite quantity" ("IDIQ") contracts. Government contracts, by their terms, generally can be terminated at anytime, without cause for the convenience of the government. If a government contract is so terminated, the contractor generally is entitled to receive compensation for the services provided or certain costs incurred at the time of termination and a reasonable profit on the contract work performed prior to the date of termination. In addition, all government contracts require compliance with various contract provisions and procurement regulations and in certain cases, accounting and audit requirements. If not cured, certain violations of these regulations could result in the termination of the contract, imposition of fines, and suspension or debarment from competing for or receiving awards of additional government contracts. Exclusion of Dunn from federal procurements, the termination of any of our significant government contracts or the imposition of such penalties could have a material adverse effect on our operations and financial condition.

    Substantially all of our government customers purchase equipment and services from us on a long-term contract basis. By contrast, most of our commercial customers purchase equipment and services by means of task and open purchase orders.

    DESKTOP V CONTRACT. Initially awarded to IDP, this contract was not renewed in May 1999 and was officially terminated for the convenience of the government on October 8, 1999. We are currently negotiating a settlement with the government for recovery of certain costs incurred to support the contract. A settlement proposal has been submitted to the government, however, no agreement has been reached as of January 31, 2000. We cannot estimate any potential settlement amounts at this time.

    Set forth below is a description of some of our more significant contracts as of April 27, 2000.

    GSA CONTRACT. We have a multiple award schedule contract with GSA. Our GSA contract was awarded in April 1996 and is valid through March 31, 2002. GSA contracts enable government IT purchasers to acquire all of their requirements from a particular vendor and largely limits the competition to selected vendors holding GSA contracts. For fiscal year 1999, our GSA contract had sales of $5.9 million, which accounted for approximately 8.5% of our revenues.

    IT-21 CONTRACT. In January 1998, IDP was awarded a contract by the Fleet & Industrial Supply Center, Norfolk Philadelphia Detachment for the IT-21 program at the CINCLANTFLT Norfolk, VA. This contract is a five-year equipment lease program in which we provide a full spectrum of IT products and services to the CINCLANTFLT headquarters. A unique aspect of this program is its "Technology Refresh" feature in which we periodically update the installed equipment to the latest technology at no incremental cost to the government. The leased equipment includes servers, workstations, desktops, hubs, switches and printers. On-site sparing and 4-hour response time are also part of the contract requirements. The contract to date total revenue is $4.5 million.

    PRSTARNET CONTRACT. After several protest delays, we were awarded a contract with the Puerto Rican Government on January 5, 2000. We were selected as one of several vendors to supply the Puerto Rican school systems with laptop computers. The terms of the contract require us to deliver approximately 11,000 computers to the Puerto Rican school system by August 2000. We anticipate that this contract will generate approximately $16 million in revenues for fiscal year 2000.

    This contract represents Phase I of the Puerto Rican Government's plan to increase the technological education in their school system. We will bid on Phase II during fiscal 2000, which will supply the school system with desktop computers for all students. We cannot predict the outcome of our bid proposal.

COMMERCIAL CONTRACTS

    In fiscal year 1999, we derived approximately 30% of our revenues from sales of hardware and services to the commercial marketplace. Our commercial customer base consists of several Fortune 500 companies as well as certain small local commercial customers. We anticipate continuing to increase our commercial customer base in the upcoming fiscal year. We have been successful in developing and maintaining key partnerships with industry leading companies such as Microsoft, Cisco, Sun and Network Associates. These partnerships will enable us to further diversify our product mix and attract high quality customers.

MANUFACTURING AND PRODUCTION

    Our production capacity is 100,000 units per year in our existing Loudoun County facility on a three-shift basis. We also lease an approximately 34,000 square-foot facility in Guayama, Puerto Rico, which is used for manufacturing, technical support, and personal computer board level repair. The Guayama facility is ISO 9002 certified, and has the capability to manufacture 200,000 systems per year.

COMPETITION AND MARKETING

    The markets for our products and services are highly competitive. Many of our competitors offer broader product lines, have substantially greater financial, technical, marketing and other resources than us and may benefit from component volume purchasing and product and process technology license arrangements that are more favorable in terms of pricing and availability than our arrangements. We also compete with a large number of computer systems integrators, resellers and IT services companies. We believe that it is likely that these competitive conditions will continue in the future. There can be no assurance that we will continue to compete successfully against existing or new competitors that may enter markets in which we operate.

    FEDERAL GOVERNMENT MARKET. The Information Technology Reform Act (the "ITRA") which took effect on August 8, 1996 has had a profound effect on the way the government procures computers and related products and services. The most sweeping changes were (a) the repeal of the Brooks Act that had granted sole authority for purchasing IT to the GSA and, (b) the change in the GSA Schedule from a single-year small purchase contracting program to a multi-year, IDIQ contract with no limit on the value of purchases. Prior to the new legislation, the GSA was responsible for overseeing all IT purchases as well as assuring fair and open competition. The new legislation has expanded our ability to market and sell our products to government users directly through our GSA contract and BPA's awarded under the GSA schedule. We continue to make marketing and sales efforts to take advantage of these changes in the federal market.

    Since the passage of the ITRA, the government has increased the amount of information products acquired through the GSA Schedule. Although we believe we have benefitted from this reform, the emergence of the GSA Schedule as a significant procurement vehicle has also enabled traditional mass-market commercial computer companies to be more responsive to government requirements. We currently compete with national commercial computer manufacturers such as Dell Computer Corporation and Gateway 2000, Inc. for a portion of the government market.

    There has been a consolidation in the industry as a result of acquisitions and the failure of many firms. The competition for computer sales has settled into a small group of competitors comprised of manufacturers and systems integrators. We believe that the government's selection criteria for vendor selection consists of price, quality, familiarity with the vendor, and size and financial capability of the vendor.

    COMMERCIAL MARKET. The microcomputer products industry is highly competitive. Pricing is very aggressive in the industry and we expect pricing pressures to continue to intensify. The microcomputer products industry is also characterized by rapid changes in technology and consumer preferences, short product life cycles and evolving industry standards.

    The commercial market for IT services is a highly fragmented market served by thousands of small value-added resellers. These companies typically service a small geographic area and resell national brand computer and/or network hardware. We believe that our technical services can compete effectively in the local market because provide engineering services in conjunction with products from our strategic partners; e.g., Network Associates, Inc., Cisco, Microsoft, Marconi, Sun and Intel. We believe that our ability to integrate the computer hardware (Dunn brand or any other) and networking products provides our technical services group a competitive advantage.

    Microcomputers are marketed through several distribution channels including direct marketing, traditional microcomputer retailers, computer superstores, consumer electronic and office supply superstores and other resellers. There are many manufacturers of microcomputers; substantially all of which have greater financial, marketing and technological resources than us. We compete with manufacturers such as Compaq, Dell, Gateway, IBM and Packard Bell NEC, Inc. The principal elements of competition are product reliability and quality, customization, price, customer service, technical support, IT services and product availability. There can be no assurance that we will in the future be able to compete effectively against existing competitors, especially companies who have historically focused their energies on the commercial market.

    MARKETING: We market to select commercial accounts and a wide array of government organizations including agencies within the Department of Defense, civilian agencies and the judicial branch of the government. We also view the commercial market as an increasingly important part of our business. We use an in-house sales force and program managers to market our products and services. Although we market nationally, our marketing efforts are concentrated in the Washington, D.C. metropolitan area and in the state of Florida. Sales were made primarily to target commercial accounts. In light of our pursuit of new commercial business and the new procurement legislation, which gives different government users the ability to purchase directly from vendors, we believe that marketing is becoming increasingly important to our government as well as to our commercial business.

    We strive to build a strong relationship with our customers. We believe that a key to building customer loyalty is a team of knowledgeable and responsive account executives and technical and support staff. We assign each customer a trained account executive, to whom subsequent calls will be directed. We believe that these strong one-on-one relationships improve the likelihood that the customer may consider us for future purchases. Product support technicians are available 24 hours per day, seven days a week. We intend to continue to provide our customers with products and technical services that offer the customer the best value.

    We use electronic commerce technologies and believe that both the government and commercial customers will continue to expand the utilization of these technologies. Internet and on-line computer services are being used by the government and commercial accounts to advertise opportunities, reference vendor information and in some cases make actual purchases. We maintain a web site on the Internet wherein our GSA catalogue and products can be referenced. In addition, we provide the capability for customers to download updated software and drivers that become available. We believe that our targeted customer base will have a greater acceptance of these interactive services because our customers tend to have a greater familiarity with technology products and services.

SUPPLIERS

    We devote significant resources to establishing and maintaining relationships with our suppliers. Whenever possible, we purchase directly from component manufacturers such as Intel, Microsoft, Hitachi-Nissei, Sanyo America, Ltd., Cisco and Chicony Corp. We also purchase multiple products directly from large national and regional distributors such as TechData Corporation, Ingram Micro Incorporated, Decision Support Systems Incorporated, Wyle Electronics and Bell Micro.

    Suppliers provide us with incentives in the form of discounts, rebates, credits, and cooperative advertising and market development funds. In accordance with the terms of certain of our government contracts, we provide periodic reporting of pertinent supplier contract terms and conditions to contracting officials. As a product reseller, we must continue to obtain products at competitive prices from leading suppliers in order to provide competitively priced products for our customers. In the event we are unable to purchase components from these suppliers, we have alternative suppliers we can rely upon. We believe our relationships with our key suppliers to be good and believe that generally there are multiple sources of supply available should the need arise.

INVENTORY

    We have traditionally and will continue to purchase inventory to fill orders received from our customers. We minimize our inventory held for warranty purposes and do not purchase inventory for speculative purposes.

PATENTS, TRADEMARKS AND LICENSES

    We do not maintain a traditional research and development group, but we work closely with computer product suppliers and other technology developers to stay abreast of the latest developments in computer technology. While we do not believe that our continued success will depend upon the rights to a patent portfolio, there can be no assurance that we will continue to have access to existing or new technology for use in our products.

    We conduct our business under the trademarks and service marks of "Dunn", "Dunn Computer Corporation", "International Data Products," and "IDP." We believe our trademarks and service marks have significant value and are an important factor in the marketing of our products.

    Because most software used on our computers is not owned by us, we have entered into software licensing arrangements with several software manufacturers, including Microsoft.

PROPERTIES

    We lease a 35,000 square foot facility in Sterling, Virginia which is used primarily for manufacturing and administrative services. The lease expires in October 2004. During fiscal 1999, C&T Partnership, an entity comprised of Thomas Dunne, our President, and his wife Claudia Dunne, our Vice President, sold the facility and assigned the lease to a third party building management company.

    We also lease a 20,000 square-foot facility in Guayama, Puerto Rico, which is used for manufacturing, technical support, and personal computer board level repair. We believe that our current facilities are adequate for our existing needs and that additional suitable space will be available as required.

LEGAL PROCEEDINGS

    On July 31, 1998, we received notice from the SBA that it was denying the request of the U.S. Air Force to waive the requirement to terminate IDP's Desktop V contract for the convenience of the Government upon the change in control of IDP to Dunn. We appealed the denial of the SBA to the SBA's Office of Hearings and Appeals. On August 31, 1999, the SBA denied the appeal and ruled that the U.S. Air Force must terminate-for-convenience the Desktop V contract. Under a termination-for-convenience, the government is required generally to reimburse a contractor for all costs incurred in the performance of the contract. We are in the process of attempting to recover from the government a portion or all of our unreimbursed costs associated with the Desktop V Contract. Prior to this ruling by the SBA, the U.S. Air Force determined not to exercise any of the remaining option years under the Desktop V contract on May 1, 1999.

    In November 1998, a former employee of Dunn filed a demand for arbitration with the American Arbitration Association, alleging a breach of his employment agreement with us and seeking in excess of $2,350,000 in damages from the Company. The Company filed an answer denying the claimant's allegations and stating a counterclaim against the former officer for breach of the employment agreement and for conversion of certain of our property. In a Final Arbitration Award dated August 27, 1999, the arbitrator found in favor of the former employee on certain of the issues presented at the arbitration and awarded the former employee in excess of $1.6 million in damages and attorneys' fees. On December 10, 1999, the Fairfax County Circuit Court denied our motion to vacate the award and confirmed the award. On March 3, 2000, we executed a settlement with the former employee whereby we paid the plaintiff $1 million and issued approximately 225,000 shares of Common Stock.

    On December 18, 1998, the Office of the United States Attorney for the District of Maryland, Northern Division, informed us that it was of the view that a civil False Claims Act violation was assessable against certain parties, including IDP, George and Oscar Fuster (the former principal owners of IDP) and us involving allegations of fraudulent misrepresentations by the Fusters in IDP's 1994 application for participation in the Section 8(a) program administered by the SBA. On February 26, 1999, we and the other parties entered into a settlement agreement with respect to this matter with the U.S. Attorney pursuant to which the matter was settled without determination of liability against or monetary payment by the Company.

    There are routine legal claims pending against the Company, but in the opinion of management, liabilities, if any, arising from such claims will not have a material adverse effect on the financial condition and results of operation of Dunn.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information regarding the directors, including the nominees, and executive officers of Dunn:

NAME                                AGE                            POSITION
----                              --------   ----------------------------------------------------
Thomas P. Dunne                      58      Chairman of the Board, Chief Executive Officer, and
                                             President

John D. Vazzana                      56      Director

Claudia N. Dunne                     40      Vice President, Director

VADM E. A. Burkhalter, Jr. USN       70      Director

Daniel Sinnott                       65      Director

Benjamin Krieger                     64      Director

    All directors are elected to staggered three-year terms. Each director holds office until a successor is elected and qualified unless the director dies, resigns, or is removed from office. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors. There are currently five directors on board of directors. Set forth below is a biographical description of each of our executive officers and directors:

THOMAS P. DUNNE has been Chairman, Chief Executive Officer and President of Dunn since he founded the company in 1987. As a Class III director, the current term of Mr. Dunne on the Board of Directors is until the first annual meeting after fiscal year 2000. From 1982 to 1987, Mr. Dunne was the Director of Sales of Syntrex, Inc., a corporation that supplies computer hardware and software to the legal profession. Prior thereto, Mr. Dunne spent 12 years with the computer division of Perkin Elmer Corporation, where he held several positions, including Director of North American Sales. Mr. Dunne also served in the United States Army for two years where he was a Senior Instructor with the Army Electronics Command. Mr. Dunne is married to Claudia N. Dunne, the Vice President of the Company.

JOHN D. VAZZANA has been a Class I Director of Dunn since 1994 and was Executive Vice President and Chief Financial Officer until his resignation effective August 31, 1999. From 1992 to 1994, Mr. Vazzana was the Chief Executive Officer of Hitchler Industry; a manufacturer of plastic lumber made from recycled plastic. From 1986 to 1992, Mr. Vazzana was founder and Chief Executive Officer of NRM Steelastic, a company engaged in the manufacture of capital equipment for the tire industry. Prior thereto, Mr. Vazzana was Executive Vice President of C3, Inc., a federal computer systems integrating company, which he joined in 1974.

CLAUDIA N. DUNNE, a co-founder of Dunn, has been Vice President and a Class I Director of Dunn since its inception. From 1985 to 1987, Ms. Dunne was a Federal Proposal Manger for Syntrex, Inc. From 1983 to 1985, Ms. Dunne was Proposal Manager for Harris and Paulson, which also sold minicomputers and proprietary time and accounting software for law firms. Ms. Dunne is married to Thomas P. Dunne, the President of the Company.

VICE ADMIRAL E. A. BURKHALTER, JR., USN (RET.) has been a Class II Director of Dunn since January 1997. Mr. Burkhalter is currently the President of Burkhalter Associates, Inc.; a consulting firm providing services in the areas of international and domestic strategy, management policy and technology applications, for both government and industry. Mr. Burkhalter spent 40 years as a member of the United Stated Navy, during which time he held several positions, including Director of Strategic

Operations for the Chairman of the Joint Chiefs of Staff. He is currently the Chairman of the Attorney General's Policy Advisory Panel for Law Enforcement Technology, a member of the Director of Central Intelligence (DCI) Military Advisory Panel and an advisor to the Defense Intelligence Agency. He is also an Officer and Director of the Navy Submarine League.

DANIEL SINNOTT has been a Director of Dunn since January, 1997. As a Class II director, Mr. Sinnott's term is until the first annual meeting after fiscal year 1999. Mr. Sinnott is currently a consultant with Worldwide Internet
Solutions, Inc. ("WIZnet"). WIZnet provides electronic catalogs and adaptive recognition search technology and facilitates electronic commerce linking buyers and sellers via secure mail. From 1995 until March 1998, Mr. Sinnott was Chief Executive Officer of WIZnet. In 1991 Mr. Sinnott was a founder of Sinnott
Bruno & Company ("SB&C"). SB&C is a management consulting firm providing advisory services to executive and management organizations that are in the emerging transition stages of development. Mr. Sinnott worked full time with SB&C from 1991 until joining WIZnet in 1995.

BENJAMIN KRIEGER was appointed by the Board of Directors as a Class III Director of Dunn to fill a vacancy created by the resignations of Jorge and Oscar Fuster in November 1998. Mr. Kreiger is currently a Partner with Corporate Development International (CDI). CDI specializes in the Pulp & Paper, Packaging, Graphic Arts and Distribution Industries. Prior to his current employment, Mr. Krieger was President, CEO and a Director of Ris Paper Company. Mr. Krieger began his career with Mead Corporation which he was promoted through the Company during his 25 year tenure.

COMMITTEES OF THE BOARD

    Our board of directors has an audit Committee, comprised of the two outside directors. In fiscal year 1999, the audit committee met 2 times. The audit committee reviews and approves the scope of the annual audit undertaken by our independent certified public accountants and meets with them on a regular basis to review the progress and results of their work as well as any recommendations they may make. Our board of directors also has a compensation committee, comprised of the two outside Directors and Thomas P. Dunne. In fiscal year 1999, the compensation committee met 2 times. All of the members of each committee attended at least 75% of the meeting held by each committee on which he served.

COMPENSATION OF DIRECTORS

    Dunn has not paid, and we do not presently propose to pay, compensation to any director for acting in such capacity, except for nominal sums for attending board of directors meetings and reimbursement for reasonable expenses in attending those meetings. In January 1997, we granted each of our two outside directors a stock option to purchase 20,000 shares of our common stock at an exercise price of $4.15 per share. We believe the exercise price of $4.15 per share was the fair market value at the time of the grants. In January 1999, we granted each two of our outside directors, Daniel Sinnott and VADM Burkhalter stock options to purchase an additional 10,000 shares of our common stock at an exercise price of $5.375 per share. We believe the exercise price of $5.375 per share was the fair market value at the time of the grants. In June 1999, we granted two of our outside directors, Daniel Sinnott and VADM Burkhalter stock options to purchase an additional 10,000 shares of common stock at an exercise price of $2.03 per share. We believe the exercise price of $2.03 per share was the fair market value at the time of the grants. All of the options granted to the outside directors were pursuant to our 1997 Stock Option Plan described below.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by Dunn during each of the last three fiscal years to our Chief Executive Officer and to each of our executive officers who were paid in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                ANNUAL COMPENSATION     -----------------
                                                               ----------------------   NUMBER OF OPTIONS
NAME AND PRINCIPAL POSITION                           YEAR     SALARY ($)   BONUS ($)        GRANTED
---------------------------                         --------   ----------   ---------   -----------------
Thomas P. Dunne...................................    1997      $240,000       -0-             -0-
Chairman, Chief Executive                             1998      $240,000       -0-             -0-
Officer and President                                 1999      $240,000       -0-             -0-

John D. Vazzana...................................    1997      $240,000       -0-             -0-
Executive Vice President, Chief                       1998      $240,000       -0-             -0-
Financial Officer, and Director                       1999      $160,000*      -0-             -0-

------------------------

* Resigned as Executive Vice President and Chief Financial Officer effective August 31, 1999.

EMPLOYMENT AGREEMENTS

    We have an employment agreement with Thomas P. Dunne. The agreement for Mr. Dunne has a term of three years commencing April 1997 and automatically renew for additional one year terms unless terminated by either Dunn or the employee. The agreement provides for a $240,000 salary and a bonus at the discretion of the board of directors. The bonus may not exceed the lesser of 5% of pre-tax income for the preceding fiscal year or $250,000.

INCENTIVE STOCK OPTION PLAN

    Under Dunn's 1997 Stock Option Plan (the "Option Plan"), options to purchase a maximum of 2,500,000 shares of common stock of Dunn (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of Dunn and certain other persons who provide services to Dunn.

EMPLOYEE STOCK PURCHASE PLAN

    In August, 1998, the board of directors adopted an Employee Stock Purchase Plan whereby employees may purchase Dunn stock through a payroll deduction plan. The purchase price of the stock is 85% of the market price. All employees, including officers but not directors, are eligible to participate in this plan. Neither Thomas Dunne nor John Vazzana participated in this plan during fiscal 1999. The current executive officers are presently ineligible to participate in the plan because their stock ownership exceeds five percent of the outstanding common stock.

RETIREMENT PLANS

    Dunn established a discretionary contribution plan effective May 1, 1999 (the "401(k) Plan") for its employees who have completed one month of service with Dunn. The 401(k) Plan is administered by Merrill Lynch and permits pre-tax contributions by participants pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, up to the maximum allowable contributions as determined by the Code. Dunn may match participants' contributions on a discretionary basis. In fiscal 1995 and 1996, Dunn contributed $0.25 for each $1.00 contributed by the employee. Dunn contributed

$1,800 in fiscal 1998 with respect to each of Mr. Dunne and Mr. Vazzana in connection with their participation in the 401(k) Plan. No contributions were made to any officers or employees during fiscal 1999.

    Effective November 1, 1995, Dunn established a defined benefit plan covering substantially all salaried employees who have completed twelve months of service with Dunn. The Pension Plan benefits are based on the years of service and the employee's compensation. Dunn contributes, on an annual basis, amounts sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The assets of the Pension Plan are invested in money markets and investment-grade corporate debt and equity instruments. Dunn contributed an aggregate of approximately $250,000 for the Pension Plan years ending October 31, 1995, 1996, 1997, 1998, which amount met the minimum funding requirements under ERISA. On October 31, 1999, Dunn terminated the defined benefit plan, which resulted in the immediate vesting of all participants at that time. Benefits of the plan will be distributed during fiscal year 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our board of directors has a compensation committee comprised of VADM Burkhalter, Mr. Sinnott and Mr. Dunne. Mr. Dunne is our chief executive officer and chairman of the board of directors.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Dunn's officer compensation policy is to offer a package that includes a competitive salary, an incentive bonus based upon achievement of our financial objectives and of individual performance goals, and competitive benefits. We also encourage broad-based employee ownership of company stock through a stock option program in which key employees, who own less than 5% of the outstanding stock, are eligible to participate. Our compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals. None of the executive officers are eligible for employee stock options.

    The compensation committee of the board of directors (comprised of two non-employee directors and the CEO) reviews and approves individual officer salaries, bonus plan financial performance goals and bonus plan allocations. The Committee also reviews guidelines for compensation, bonus, and stock option grants for all employees. Officers of Dunn are paid salaries in line with their responsibilities and experience. These salaries are structured to be within the range of salaries paid by competitors in the computer and other relevant industries.

    Executive officers also participate in a cash bonus plan. Each executive officer is eligible for financial performance bonuses of up to 5% of pre-tax income, not to exceed $250,000, or 104% of base salary.

    The compensation committee annually reviews and approves the compensation of Thomas Dunne. Mr. Dunne participates in the bonus plan, with his bonus tied to pre-tax income goals. His maximum possible bonus for fiscal 1999 was 104% of his base salary. Based on our performance for fiscal 1999, Mr. Dunne was awarded no cash bonus for fiscal 1999.

COMPENSATION COMMITTEE
Thomas P. Dunne
Daniel E. Sinnott
VADM E.A. Burkhalter, Jr., USN (Ret.)

STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return on Dunn's common stock since its public offering with the Russell 3000 Index and the Nasdaq Computer and Data Index during the same period. The graph shows the value, at the end of each fiscal quarter, or $100 invested in Dunn's common stock or the indices on April 28, 1997, the date of Dunn's initial public offering, and assumes reinvestment of all dividends. The graph depicts the change in the value of Dunn's common stock relative to the noted indices as of the end of each fiscal quarter and not for any interim period. Historical stock price performance is not necessarily indicative of future stock performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stock Performance Chart

         DNCC   RUSSELL 3000 INDEX  NASDAQ INDEX
May-97  100.00              100.00        100.00
Aug-97   80.88              107.24        115.60
Nov-97   97.06              113.26        111.80
Feb-98   97.80              123.99        128.00
May-98   94.86              127.71        124.91
Aug-98   41.18              109.35        120.02
Oct-98   33.82              125.37        144.22
Jan-99   49.29              145.89        230.65
Apr-99   24.59              152.02        217.54
Jul-99   32.35              151.36        229.53
Oct-99   14.00              154.36        271.33

DUNN COMPUTER CORPORATION STOCK PERFORMANCE CHART

                                   DUNN CLOSING                         RUSSELL 3000               NASDAQ
MEASUREMENT PERIOD                    PRICE*        DNCC     R3000 CP      INDEX         NICP      INDEX
------------------                 ------------   --------   --------   ------------   --------   --------
  May-97.........................       8.50       100.00    470.600       100.00       594.750    100.00
  Aug-97.........................       6.88        80.88    504.740       107.24       687.550    115.60
  Nov-97.........................       8.25        97.06    533.080       113.26       664.950    111.80
  Feb-98.........................       8.31        97.80    583.580       123.99       761.300    128.00
  May-98.........................       8.06        94.86    601.060       127.71       742.880    124.91
  Aug-98.........................       3.50        41.88    514.670       109.35       713.800    120.02
  Oct-98.........................       2.88        33.82    590.080       125.37       857.760    144.22
  Jan-99.........................       4.19        49.29    686.630       145.89      1371.800    230.65
  Apr-99.........................       2.09        24.59    715.490       152.02      1293.830    217.54
  Jul-99.........................       2.75        32.35    712.370       151.36      1365.120    229.53
  Oct-99.........................       1.19        14.00    726.500       154.36      1613.720    271.33
Amount invested..................     100.00
  IPO Price......................       8.50                  470.66                     594.75

------------------------

*   for May 97, price is IPO price; all other figures are closing price.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the common stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of Dunn.

                                                                                     PERCENTAGE OF
                                                               NUMBER OF SHARES       OUTSTANDING
                                                                 COMMON STOCK         COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED   BENEFICIALLY OWNED
------------------------------------                          ------------------   ------------------
Thomas P. Dunne (1).........................................        2,399,375(2)          25.7%
John D. Vazzana (1).........................................          581,875              6.2%
Claudia N. Dunne (1)........................................        2,399,375(3)          25.7%
VADM E.A. Burkhalter (1)....................................           40,000(4)             *
Daniel Sinnott (1)..........................................           40,000(4)             *
Briarcliffe Investors, LLC (6)..............................        2,302,320             19.3%
All Executive Officers and Directors as a Group.............        2,981,250(5)          31.6%

------------------------

*   Persons less than 1%

(1) The address of each of such individuals is c/o Dunn Computer Corporation, 1306 Squire Court, Sterling Virginia 21066.

(2) Includes 560,000 shares of Common Stock held by Claudia Dunne, the Company's Vice President, and Mr. Dunne's wife, of which Mr. Dunne disclaims beneficial ownership.

(3) Includes 1,839,375 shares of Common Stock held by Thomas Dunne, the Company's President and CEO, and Ms. Dunne's husband, of which Ms. Dunne disclaims beneficial ownership.

(4) Represents shares of the Company's Common Stock underlying stock options granted pursuant to the 1997 Stock Option Plan.

(5) Does not include 80,000 shares of Common Stock underlying options which are held by the Company's two outside directors.

(6) Includes 2,302,320 Shares of Common Stock issuable upon the exercise of warrants and upon the conversion of Series A Preferred Stock.

                              CERTAIN TRANSACTIONS

    Thomas Dunne, our President, and his wife, Claudia Dunne, our Vice President, acquired a building for the purpose of leasing office space to Dunn. In connection with the acquisition of the building, Dunn guaranteed the building's $1 million mortgage. The term of the mortgage is 25 years. Dunn subsequently executed a noncancelable operating lease with Mr. and Mrs. Dunne. We believe that the lease agreement is on terms no less favorable to the Company than could be obtained from an unaffiliated third party. In June 1999, the building was sold by Mr. and Mrs. Dunne and the lease was assigned to the new owner, an unaffiliated third party.

All current transactions between us and our officers, directors and principal stockholders or any affiliates thereof are, and in the future will be, on terms no less favorable to us that could be obtained from unaffiliated third parties.

                           DESCRIPTION OF SECURITIES

    The following is a description of all material terms and features of our securities, but does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of our amended articles of incorporation and bylaws.

GENERAL

    Dunn is authorized by its Articles of Incorporation to issue an aggregate of 20,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares, $.001 par value per share, of preferred stock. There are currently 9,424,680 shares of common stock and 3,000 shares of 5% Series A convertible Preferred Stock outstanding. All shares of common stock are of the same class and have equal rights and attributes.

PREFERRED STOCK

    We are authorized by our Articles of Incorporation to issue a maximum of 2,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board of Directors of the Company may, from time to time, fix by amendment of the Articles of Incorporation. In March 2000, 3,000 shares of Preferred Stock were issued.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the company's stockholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of preferential dividends with respect to any shares of preferred stock that may be outstanding from time to time. In the event of the dissolution, liquidation or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities of the company, subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. All outstanding shares of common stock are duly authorized fully paid and nonassessable.

    Holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to issue additional shares of common stock current shareholders would have no right to purchase additional shares and, as a result, their percentage equity interest in the Company would be reduced.

    The holders of common stock do not have cumulative voting rights. Accordingly, all directors will be elected by the affirmative vote of the holders of a majority of the company's outstanding common stock. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

SERIES A CONVERTIBLE PREFERRED STOCK

    There are 3,000 shares of Series A convertible preferred stock outstanding.

    Voting Rights

    Shares of Series A Convertible Preferred Stock are not entitled to vote.

    The affirmative vote or consent of the holders of 85% of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will be required to:

    - change the rights of the Series A convertible preferred stock

    - create any new class or series of capital stock with rights equal or superior to those of the Series A convertible preferred stock as to payment of dividends or distribution of assets upon liquidation or change the rights of any senior securities so as to affect adversely the Series A convertible preferred stock.

    - increase the authorized number of shares of Series A convertible preferred stock

    - take any action not authorized by the Certificate of Designation of the Series A convertible preferred stock that would result in the Series A holders being taxed under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code.

DIVIDENDS

    Holders of shares of Series A convertible preferred stock are entitled to receive a preferential cumulative dividend of $50 a share per fiscal year, payable quarterly.

LIQUIDATION

    Upon liquidation, the holders of shares of Series A convertible preferred stock will be entitled to receive a liquidation preference of $1,000 per share.

CONVERSION PRICE

    Each share of Series A convertible preferred stock is convertible into a number of shares of common stock equal to the stated value of $1,000 divided by the lower of the following:

    - $3.64; or

    - 85% of the average of the three lowest closing bid prices on the Nasdaq during the period of twenty-five consecutive trading days ending with the last trading day prior to the date of conversion.

    Provided, however, that for a period of 90 days following March 13, 2000, the conversion price shall not be less than $1.60

CONVERSION PROCESS

    The Series A holders may convert their shares into common stock on the effective date of a registration statement permitting the resale of shares underlying the Series A convertible preferred stock.

    In no event may a holder convert shares of Series A convertible preferred stock if doing so would result in that holder owning more than 9.9% of the number of shares common stock issued and outstanding.

    We are subject to penalties if upon conversion of any shares of Series A convertible preferred stock we fail to issue within a stated period of time one or more certificates representing the resulting shares of common stock.

REDEMPTION

    We have the right to redeem all of the then outstanding shares of Series A Convertible Preferred Stock any time the conversion price is less than $1.50 per share, at a price equal to 115% of the stated value of $1,000 per share plus all accrued but unpaid dividends.

    Additionally, we are obligated to redeem in whole the then outstanding shares of Series A Convertible Preferred Stock at a price equal to 110% of the stated value of $1,000 plus all accrued but unpaid dividends should certain events occur.

    Each share of preferred stock has a stated value of $1,000 per share and is convertible into a number of shares of our common stock equal to $1,000 divided by the lower of: (a) $3.64; or (b) 85% of the average of the three lowest closing bid prices on the Nasdaq during the period of twenty-five consecutive trading days prior to the date of conversion. For example if the three lowest closing bid prices during the look-back period were $1.50, $1.75 and $2.00, at a time when our stock price is $2.50, and the preferred stockholders convert all of their shares, we would be obligated to issue approximately 2,016,807 shares of our common stock. This would represent approximately 17.6% of our common stock after the issuance. If our common stock declined significantly and the three lowest closing bid prices during the look-back period were $0.75, $0.50 and $1.00, and the preferred stockholders convert all of their shares, we would be obligated to issue approximately 4,705,883 shares of our common stock. This would represent approximately 33.3% of our common stock after the issuance. If our common stock declined even further and the three lowest closing bid prices during the look-back period were $0.20, $0.25 and $0.30, and the preferred stockholders convert all of their shares, we would be obligated to issue approximately 14,117,647 shares of our common stock. This would represent approximately 60% of our common stock after issuance.

WARRANTS

    We currently have 422,525 warrants outstanding. Of those warrants, 247,525 are exercisable at $3.64 per share, 75,000 are exercisable at $4.57 per share and the remaining 100,000 are exercisable at $6.00 per share. All of the warrants are exercisable for a period of four and five years commencing
April 21, 1998 and March 13, 2000, respectively.

VIRGINIA ANTI-TAKEOVER LAW

    Under the Virginia Control Share Acquisition statute (Section 13.1-728 et seq. of the Virginia Stock Corporation Act ("VSCA")), a person (the "acquirer") who makes a bona fide offer to acquire, or acquires, shares of stock of a Virginia corporation that when combined with shares already owned, would increase the acquirer's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all shareholders (except the acquirer and officers and inside directors of the corporation) in order to vote the shares acquired. The statute does not apply to mergers pursuant to a merger or plan of share exchange effected in compliance with the relevant provision of the VSCA. The Control Share Acquisition statute permits a Virginia corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or bylaws, and does not apply to companies with less than 300 shareholders. The Company has elected not to be governed by the Control Share Acquisition statute in its Articles of Incorporation.

    Virginia's Affiliated Transactions statute (Section 13.1-725 et seq. of the VSCA) provides that if a person acquires 10% or more of the stock of a Virginia corporation without the approval of its board of directors (an "interested shareholder"), such person may not engage in certain transactions with the corporation (including a merger and purchase or sale of greater than 5% of the corporation's assets or voting stock) for a period of three years, and then only with the specified supermajority shareholder vote, disinterested director approval or fair price and procedural protections. Virginia's statute includes certain exceptions to this prohibition; for example, if a majority of disinterested directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder, the prohibition does not apply.

    The VSCA contains provisions which permit a corporation to take the steps necessary to implement a shareholder rights plan, sometimes referred to as a "poison pill", whereby all shareholders, except for the acquiror, have certain economically powerful rights that are activated upon an acquiror obtaining a 20% (or other percentage) stock ownership position. The Company has not implemented a "poison pill." The Company's Articles of Incorporation do provide for preferred stock as to which the board of directors has authority to determine the terms of such stock, which is generally a prerequisite to implementing a "poison pill."

PERSONAL LIABILITY OF DIRECTORS

    Under the VSCA, the liability of an officer or director for a single transaction in a proceeding brought by or in the right of a corporation or on behalf of shareholders is limited to damages not exceeding the lesser of
(i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws, as a limitation on or elimination of the liability of the officer or director; or (ii) the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director may not be so limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

    The Company's Articles of Incorporation include a provision eliminating, to the fullest extent permitted by law, the personal liability of directors.

    The Articles of Incorporation provide for the indemnification of, and advancement of litigation expenses to, the directors and officers of the Company to the fullest extent permitted by Virginia law. Furthermore, the Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such person to the fullest extent permitted by law.

    Dunn has directors' and officers' liability insurance in the amount of $3.0 million.

TRANSFER AGENT

    The Transfer Agent for our common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    As of the date of this prospectus 9,649,680 shares of Common Stock will be outstanding and Dunn will also have outstanding options and warrants to purchase up to a total of 2,222,525 shares of Common Stock.

    Of the 9,649,680 shares of Common Stock outstanding 6,443,430 shares are freely tradable and the remaining 3,206,250 shares of Common Stock to be outstanding as of the date will be "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted therefrom.

    In general, under the Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of the Company, as that term is defined in Rule 144, (or persons whose shares are aggregated), who for at least one year has beneficially owned restricted securities acquired directly or indirectly from the Company or an affiliate of the Company in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of the same class, or (ii) if the stock is quoted on the Nasdaq National Market, the average weekly trading volume in the stock during the four calendar weeks preceding the day notice is given to the Securities and Exchange Commission with respect to such sale. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to any of the limitations described above. Under Rule 144, an affiliate of the Company may sell shares of Common Stock that are not "restricted securities" without regard to the one-year holding period applicable in the case of restricted securities, subject to the satisfaction of other conditions set forth in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

    2,981,250 shares of restricted Common Stock will be held by affiliates as of the date of this prospectus. So long as such stock remains in the hands of affiliates, unless sold pursuant to a registration statement, it will be subject to all of the conditions of Rule 144, except for the holding period. If the holders of such stock cease to be affiliates (and, in the case of restricted stock, the two-year holding period of Rule 144(k) has been met), such shares may become freely tradable, without regard to most of Rule 144 restrictions, including the volume limitation. In addition, the Company has agreed to register 4,657,114 shares of Common Stock issuable upon the exercise of certain outstanding warrants. As a result, shares of Common Stock, 225,000 of which have been issued to a former employee and upon the conversion of Series A Convertible Preferred Stock and upon exercise of such outstanding options and warrants will be freely tradeable without restriction except for the contractual restrictions described below.

    Sales of significant amounts of the Company's Common Stock by stockholders in the future, under Rule 144 or otherwise, may have a depressive effect on the price of the Company's Common Stock.

                            SELLING SECURITY HOLDERS

    The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give effect to the sale of the shares offered in this prospectus.

                                                                                      PERCENTAGE OF
                                                       BENEFICIAL                      COMMON STOCK
                                                      OWNERSHIP OF     SHARES OF       BENEFICIALLY
                                                      COMMON STOCK    COMMON STOCK     OWNED AFTER
NAME OF SELLING SECURITY HOLDER                       PRIOR TO SALE    TO BE SOLD    THE OFFERING (2)
-------------------------------                       -------------   ------------   ----------------
Briarcliff Investors LLC (1)........................    4,357,114      4,357,114              0%
John Signorello.....................................      225,000        225,000              0%
Cardinal Securities, LLC............................       75,000         75,000              0%

------------------------

(1) The number of shares of common stock shown as beneficially owned and offered by the selling security holders represents the number of shares which we have initially agreed to register. We have agreed to register: (a) 247,525 shares of common stock underlying outstanding warrants; and (b) two times the number of shares that would be issuable upon conversion of the preferred stock as of the date of this prospectus which equals 4,109,589 shares. If we are obligated to issue in excess of 4,109,589 shares we will file a new registration statement to register the additional shares. Accordingly, the actual number of shares of common stock issued or issuable upon the conversion of the preferred stock and the payment of dividends thereon is subject to adjustments depending upon factors which cannot be predicated by us at this time, including, among others, the future market prices of the common stock and the payment of dividends on the preferred stock in additional shares of common stock. The above numbers assume that the selling security holders will exercise the warrants for cash. If the selling security holders use the cashless exercise alternative, the actual number of shares of common stock issued will be fewer, depending on the market value of the underlying shares of common stock immediately prior to exercise.

(2) Assumes all of the shares of common stock offered are sold.

    In March 2000, we sold an aggregate of 3,000 shares of our Series A Convertible Preferred Stock to Briarcliff Investors LLC for aggregate proceeds of $3,000,000. Pursuant to the terms of the stock purchase agreement we are required to register 4,109,589 shares of our common stock for resale upon conversion of the preferred stock. Pursuant to a registration rights agreement entered into between us and the preferred stockholders, we are required to have the registration statement covering the shares of common stock effectively by June 14, 2000. If the registration statement is not effective by June 14, 2000 we are subject to a 1% penalty for the first thirty days which it is not effective and a 2% penalty for each thirty day period that it is not effectively thereafter. Once the registration statement is effective the penalty shall be pro rated for the number of days during which the registration statement was not effective.

    The preferred stockholders can convert each share of preferred stock into the stated value of $1,000 per share divided by the lower of: (a) $3.64, or
(b) 85% of the average of the three lowest closing bid prices on the Nasdaq during the period of twenty-five consecutive trading days prior to conversion.

    The preferred stockholders were also granted warrants to purchase up to an aggregate of 247,525 shares of our common stock at an exercise price of $3.64 per share for a period of four years from March 13, 2000. All of our shares issuable upon the exercise of the warrants are being registered herein.

    Holders of the preferred stock are also entitled to receive a preferential cumulative dividend of $50.00 per fiscal year, payable quarterly. If all 3,000 shares of preferred stock are outstanding after one year from issuance, the preferred stockholders will be entitled to an aggregate of $150,000 in dividends. In addition, upon liquidation the preferred stockholders will be entitled to receive a liquidation preference of $1,000 per share.

    In connection with the sale of the preferred stock we issued 75,000 warrants to Cardinal Securities, LLC, for acting as a finder. Each warrant is exercisable for a period of four years from March 13, 2000, at an exercise price of $4.57 per share. In addition, all of the shares issuable upon the exercise of the warrants are being registered herein.

    In March 2000, we entered into a settlement agreement with a former employee, William Signorello, pursuant to which we issued Mr. Signorello 225,000 shares of our common stock along with other cash consideration and agreed to register the resale of the 225,000 shares issued to Mr. Signorello. Additionally, pursuant to the settlement agreement Mr. Signorello agreed to withdraw the action which he brought against us in exchange for the issuance of the 225,000 shares of common stock plus cash consideration.

    Briarcliff Investors, LLC and their respective officers and directors have not held any positions or offices or had any material relationship with Dunn Computer or any of its affiliates within the past three years. John Signorello was a former Vice President of the Company through October 1998.

    Cardinal Securities, LLC is a registered broker-dealer and acted as finder in connection with our sale of the Series A Preferred Stock in March 2000. Other than the preferred stock transaction we have not had any material relationship with Cardinal Securities within the past three years.

    In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on form S-1, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders.

                              PLAN OF DISTRIBUTION

    The shares of common stock offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees and other successors in interest. Such pledgees donees, transferees and other successors in interest will be deemed Aselling security holders for the purposes of this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market (including the OTC Electronic Bulletin Board), in privately negotiated transactions, through the writing of private options on the shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell short the common stock, and in such instances, this prospectus may be delivered in connection with such short sale and the shares of common stock offered hereby may be used to cover such short sale.

    Transactions involving brokers or dealers may include, without limitation,
(a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, and
(d) purchases by a broker as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The selling security holders and such brokers and dealers who act in connection with the sale of the shares of common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any commission received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

    Briarcliff Investors LLC has agreed not to engage in any short-selling of our common stock. We have not entered into any agreement with William Signorello regarding short sales of our common stock owned by him and to the best of our knowledge are not aware that Mr. Signorello has engaged in any short-selling of our common stock.

    To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker/dealer, agent or underwriter regarding the sale of the offered shares by the selling security holders. There is no assurance that any selling security holder will sell any or all of the offered shares or that any selling security holder will not transfer the offered shares by other means not described in this prospectus.

    We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will borne by the selling security holders, the purchasers participating in such transaction, or both. None of the proceeds from the sale of the shares of common stock by the selling security holders will be received by us, except for the exercise price of the warrants. Dunn computer and the selling security holders, have each agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

    Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than pursuant to this prospectus.

                                 LEGAL MATTERS

    Gersten, Savage & Kaplowitz, LLP, New York, New York, will pass upon the validity of the shares of common stock for us in connection with this offering.

                                    EXPERTS

    The consolidated financial statements of Dunn Computer Corporation, a Virginia corporation, at October 31, 1999 and 1998, and for each of the three years in the period ended October 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The combined financial statements of International Data Products, Corp. and Combined Company, at September 30, 1997, and for each of the two years in the period ended September 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Citicorp Center, 500 West Madison Street, 14th floor, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

    Until the Closing, Dunn is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected without charge and copies may be had at the prescribed fees at the Commission's addresses set forth above and at the Commission's website. Dunn common stock is listed on the Nasdaq National Market under the symbol "DNCC", and material filed by Dunn can be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

DUNN COMPUTER CORPORATION

                                                                PAGE
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........    F-2
Consolidated Balance Sheets as of October 31, 1999 and
  1998......................................................    F-3
Consolidated Statements of Operations for the three years in the period
  ended October 31, 1999....................................    F-4
Consolidated Statements of Stockholders' Equity for the
  three years in the period
  ended October 31, 1999....................................    F-5
Consolidated Statements of Cash Flows for the three years in the period
  ended October 31, 1999....................................    F-6
Notes to the Consolidated Financial Statements..............    F-7

INTERIM FINANCIAL INFORMATION

Consolidated Balance Sheets as of October 31, 1999 and as of
  April 30, 2000 (unaudited)................................    F-26
Consolidated Statements of Operations for the three months
  ended April 30, 1999 and 2000 (unaudited).................    F-27
Consolidated Statements of Cash Flows for the three months
  ended April 30, 1999 and 2000 (unaudited).................    F-28
Notes to the Consolidated Financial Statements
  (unaudited)...............................................    F-29

INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                                                                PAGE
                                                              --------
Report of KPMG LLP, Independent Auditors....................    F-31
Combined Balance Sheet as of September 30, 1997.............    F-32
Combined Statements of Income and Retained Earnings for the
  two years in the period ended September 30, 1997..........    F-33
Combined Statements of Cash Flows for the two years in the
  period ended September 30, 1997...........................    F-34
Notes to the Combined Financial Statements..................    F-35

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Dunn Computer Corporation

    We have audited the accompanying consolidated balance sheets of Dunn Computer Corporation (a Virginia Corporation) as of October 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended October 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dunn Computer Corporation as of October 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the three years in the period ended
October 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

February 1, 2000, except for Note 6
  as to which the date is February 11, 2000
McLean, Virginia

                           DUNN COMPUTER CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                     OCTOBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
Current assets:
  Cash and cash equivalents.................................           --   $    655,450
  Accounts receivable, net of allowance for doubtful
    accounts of $46,000 and $100,000 as of October 31, 1998
    and 1999, respectively..................................   16,675,204      5,063,041
  Employee and stockholder advances.........................       71,287             --
  Other receivables.........................................      117,685             --
  Investment in sales-type leases, net current portion......      959,243             --
  Inventory, net............................................   10,928,736      5,497,634
  Deferred tax asset........................................      630,000      1,282,695
  Income tax receivable.....................................      597,325        585,769
  Prepaid expenses and other current assets.................      248,143        118,594
                                                              -----------   ------------
Total current assets........................................   30,227,623     13,203,183
Property and equipment, net.................................    1,927,148      1,323,696
Equipment on lease, net.....................................    4,096,483      3,906,011
Investment in sales-type leases, net long term portion......    2,140,099             --
Goodwill and other intangible assets, net...................   24,231,852      3,559,005
Investments.................................................      150,000        150,000
Other assets................................................      191,395        145,121
                                                              -----------   ------------
Total assets................................................  $62,964,600   $ 22,287,016
                                                              ===========   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $12,151,163   $  4,822,979
  Accrued expenses..........................................    4,726,765      2,515,653
  Accrued litigation costs..................................           --      2,000,000
  Line of credit............................................    3,256,060      3,790,705
  Notes payable, current portion............................       33,514        324,933
  Notes payable, related parties............................      905,960             --
  Unearned revenue..........................................    3,381,291      1,170,417
                                                              -----------   ------------
Total current liabilities...................................   24,454,753     14,624,687

Notes payable, long-term portion............................       51,265        545,250
Line of credit--long term...................................           --      2,300,000
Other long-term liabilities.................................       85,890             --
Stockholders' equity:
  Preferred stock $.001 par value; 2,000,000 shares
    authorized, no shares issued and outstanding............           --             --
  Common stock, $.001 par value; 20,000,000 shares
    authorized, 9,391,493 and 9,419,509 shares issued and
    outstanding at October 31, 1998 and 1999,
    respectively............................................        9,392          9,420
Additional paid-in capital..................................   37,670,245     37,721,749
Treasury stock, 400,000 shares at October 31, 1998 and 1999,
  respectively..............................................   (3,432,500)    (3,432,500)
Retained earnings...........................................    4,125,555    (29,481,590)
                                                              -----------   ------------
Total stockholders' equity..................................   38,372,692      4,817,079
                                                              -----------   ------------
Total liabilities and stockholders' equity..................  $62,964,600   $ 22,287,016
                                                              ===========   ============

                             See accompanying notes

                           DUNN COMPUTER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED OCTOBER 31,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
Net revenues..........................................  $21,766,465   $66,888,478   $ 34,475,297
Costs of revenues.....................................   17,549,655    54,969,061     27,981,691
                                                        -----------   -----------   ------------
Gross profit..........................................    4,216,810    11,919,417      6,493,606
Selling and marketing.................................      842,281     3,671,765      2,311,091
General and administrative............................    1,332,975     5,201,745     14,112,227
Amortization of goodwill and other intangible
  assets..............................................       22,448       544,687        675,743
Acquisition integration costs.........................           --       564,776             --
Impairment of goodwill................................           --            --     20,649,335
                                                        -----------   -----------   ------------
Income (loss) from operations.........................    2,019,106     1,936,444    (31,254,790)
Other income (expense):
  Interest income.....................................      109,877       104,606         27,998
  Interest expense....................................      (11,813)     (494,504)      (962,004)
  Settlement of litigation............................           --            --     (2,000,000)
  Gain on sale of assets..............................           --            --        193,516
  Other, net..........................................           --       119,375       (170,621)
                                                        -----------   -----------   ------------
Net income (loss) before income taxes.................    2,117,170     1,665,921    (34,165,901)
                                                        ===========   ===========   ============
Provision for (benefit from) income taxes.............      794,870       686,000       (558,756)
                                                        -----------   -----------   ------------
Net income (loss).....................................  $ 1,322,300   $   979,921   $(33,607,145)
                                                        ===========   ===========   ============
Earnings (loss) per share.............................  $      0.29   $      0.14   $      (3.57)
Earnings (loss) per share--assuming dilution..........  $      0.28   $      0.13   $      (3.57)

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     COMMON STOCK       ADDITIONAL
                                 --------------------     PAID-IN      TREASURY       RETAINED
                                  SHARES      AMOUNT      CAPITAL        STOCK        EARNINGS        TOTAL
                                 ---------   --------   -----------   -----------   ------------   -----------
Balance at October 31, 1996....  4,000,000    $4,000    $   111,857            --   $  1,823,334   $ 1,939,191
  Issuance of common stock, net
    of offering expenses of
    $1,083,336.................  1,000,000     1,000      3,916,664            --             --     3,917,664
  Issuance of stock related to
    acquisition of STMS........    150,000       150        974,850            --             --       975,000
  Issuance of options related
    to acquisition of STMS,
    recorded at fair value.....         --        --         84,000            --             --        84,000
  Net income...................         --        --             --            --      1,322,300     1,322,300
                                 ---------    ------    -----------   -----------   ------------   -----------
Balance at October 31, 1997....  5,150,000     5,150      5,087,371            --      3,145,634     8,238,155
  Repurchase of common stock
    originally issued in the
    acquisition of STMS........         --        --             --      (457,500)            --      (457,500)
  Repurchase of stock option
    originally issued in the
    acquisition of STMS........         --        --        (75,750)           --             --       (75,750)
  Issuance of common stock, net
    of offering expenses of
    $1,330,229.................  3,491,493     3,492     26,284,374            --             --    26,287,866
  Issuance of stock related to
    acquisitions of IDP and
    PRIMO......................    750,000       750      6,374,250            --             --     6,375,000
  Return of common stock
    originally issued in the
    acquisitions of IDP and
    PRIMO......................         --        --             --    (2,975,000)            --    (2,975,000)
  Net income...................         --        --             --            --        979,921       979,921
                                 ---------    ------    -----------   -----------   ------------   -----------
Balance at October 31, 1998....  9,391,493     9,392     37,670,245    (3,432,500)     4,125,555    38,372,692
  Issuance of common stock
    under employee stock
    purchase plan..............     28,016        28         51,504            --             --        51,532
  Net loss.....................         --        --             --            --    (33,607,145)  (33,607,145)
                                 ---------    ------    -----------   -----------   ------------   -----------
Balance at October 31, 1999....  9,419,509    $9,420    $37,721,749   $(3,432,500)  $(29,481,590)  $ 4,817,079
                                 =========    ======    ===========   ===========   ============   ===========

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED OCTOBER 31,
                                                       -----------------------------------------
                                                          1997           1998           1999
                                                       -----------   ------------   ------------
OPERATING ACTIVITIES
Net income (loss)....................................  $ 1,322,300   $    979,921   $(33,607,145)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization of property and
    equipment........................................       46,029      1,139,210      2,779,926
  Amortization of goodwill and other intangibles.....       22,448        544,687        675,743
  Impairment of goodwill.............................           --             --     20,649,335
  Gain on sale of assets.............................           --             --       (193,516)
    Changes in operating assets and liabilities:
      Accounts receivable............................   (5,354,279)     2,057,540     11,801,135
      Employee and stockholder advances..............           --         10,234             --
      Income tax receivable..........................           --        316,461         11,556
      Investment in sales-type leases................           --     (3,099,342)     3,099,342
      Inventory......................................   (2,865,750)     7,015,014      5,431,102
      Prepaid expenses and other assets..............      (85,966)        31,480        175,823
      Accounts payable...............................    3,920,267     (9,542,573)    (7,328,184)
      Accrued expenses...............................       51,930        900,886       (211,112)
      Income taxes payable...........................     (519,308)       (13,290)            --
      Deferred tax asset (credit)....................       88,914       (761,714)      (652,695)
      Unearned revenue and other liabilities.........     (110,734)     2,958,384     (2,296,764)
                                                       -----------   ------------   ------------
Net cash provided by (used in) operating
  activities.........................................   (3,484,149)     2,536,898        334,546
INVESTING ACTIVITIES
Purchases of property and equipment..................      (93,389)      (945,794)    (2,532,509)
Acquisitions, net of cash acquired...................     (928,550)   (14,185,021)      (652,231)
Proceeds from sale of assets.........................           --          7,315        740,023
                                                       -----------   ------------   ------------
Net cash used in investing activities................   (1,021,939)   (15,123,500)    (2,444,717)
FINANCING ACTIVITIES
Proceeds from issuance of common stock...............    3,917,664     26,287,866         51,532
Proceeds of loans for purchase of certain assets.....       64,226             --             --
Repurchase of common stock and options...............           --       (533,250)            --
Payments on notes payable............................      (10,551)      (928,980)       (46,248)
Payments on notes payable to related parties.........           --       (587,181)      (905,960)
Proceeds from (repayments on) lines of credit, net...           --    (11,993,819)     3,666,297
Payments on capital leases...........................      (20,949)            --             --
                                                       -----------   ------------   ------------
Net cash provided by financing activities............    3,950,390     12,244,636      2,765,621
                                                       -----------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents........................................     (555,698)      (341,966)       655,450
Cash and cash equivalents at beginning of year.......      897,664        341,966             --
                                                       -----------   ------------   ------------
Cash and cash equivalents at end of year.............  $   341,966   $         --   $    655,450
                                                       ===========   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid........................................  $    11,813   $    494,504   $    962,004
                                                       ===========   ============   ============
Income taxes paid....................................  $ 1,323,308   $    525,000   $    223,850
                                                       ===========   ============   ============

                             See accompanying notes

                           DUNN COMPUTER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        OCTOBER 31, 1997, 1998 AND 1999

1. ORGANIZATION

    Dunn Computer Corporation (the "Corporation") was incorporated on July 27, 1987 under the laws of the Commonwealth of Virginia. On January 3, 1997, Dunn Computer Corporation ("Dunn"), a Delaware corporation, was formed as a holding company for the stock of Dunn Computer Corporation, the Virginia corporation. On January 6, 1997, the Board of Directors and stockholders of the Corporation approved and effected a 2,799.160251 for 1 stock exchange with Dunn whereby the holders of the Corporation's common stock would receive 2,799.160251 shares of common stock in Dunn for each share of common stock in the Corporation.

    On September 12, 1997, Dunn acquired all of the outstanding stock of STMS, Inc. (STMS), a Virginia Corporation.

    On February 26, 1998, Dunn Computer Corporation (the "Company") was incorporated in the Commonwealth of Virginia to become a holding company for Dunn and International Data Products Corp. ("IDP"), as provided for in the Acquisition Agreement. Simultaneous with the Company's formation, the Corporation was renamed Dunn Computer Operating Company, a Virginia Corporation.

    The Acquisition Agreement provided for the acquisition of all of the stock of IDP by the Company and the acquisition of substantially all of the net assets of Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO"), an affiliate of IDP, by the Company. Effective May 1, 1998, the Company's acquisitions of IDP and PRIMO were consummated. Each outstanding share of common stock of Dunn was exchanged on a one-for-one basis for a share of common stock of the Company and each outstanding option and warrant of Dunn was converted into an option or warrant, respectively, of the Company on substantially the same terms as applied to each option or warrant of Dunn immediately prior to the merger. Dunn became a wholly-owned subsidiary of the Company. All references in the accompanying consolidated financial statements as to the number of shares of common stock and per-share amounts have been restated to reflect the stock exchanges described above. Also, the Company authorized 2,000,000 shares of preferred stock with rights and preferences to be determined by the Board of Directors at a later date. The Company expects to issue preferred stock in fiscal 2000 to raise equity capital.

    The Company is engaged in the business of selling build-to-order computer systems and related equipment and providing computer training and maintenance service to businesses and government agencies. In addition, the Company provides Information Technology (IT) support and services to certain government and commercial entities. The Company operates in a competitive environment subject to technological change and the emergence of new technologies, although the Company believes that its products and services are, or would be, upgradable to new technologies.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    The Company maintains demand deposits with several financial institutions. At times, deposits exceed federally insured limits, but management does not consider this a significant concentration of credit risk. The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. At October 31, 1998, the Company's cash management process resulted in an overdraft of $741,000 included in accounts payable.

INVESTMENTS

    At October 31, 1998 and 1999, investments consisted of shares of common stock of a privately-held internet company, Worldwide Internet Solutions Network, Inc. ("WIZnet"), with a cost basis of approximately $150,000. The Company believes that this carrying amount represents the lower of cost or market. The Company is accounting for this investment using the cost method since the Company's investment represents less than 20% of the privately-held internet company's outstanding stock. The President and Chief Executive Officer of WIZnet is a member of the Company's Board of Directors.

INVENTORY

    Inventory is stated at the lower of cost or market as determined by the first-in first-out (FIFO) method. The Company periodically evaluates its inventory obsolescence reserve to ensure inventory is recorded at net realizable value.

IMPAIRMENT OF LONG-LIVED ASSETS

    Each year, management determines whether any property and equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 (SFAS 121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF. The Company made no adjustments to the carrying values of the assets during the years ended October 31, 1997 and 1998. During fiscal year 1999, management determined that goodwill associated with the purchase of IDP was impaired. Accordingly, the Company recorded an impairment charge of approximately
$20.6 million (see Note 5).

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangibles represent the unamortized excess of the cost of acquiring subsidiary companies over the fair values of such companies' net tangible assets at the dates of acquisition. Goodwill related to the Company's acquisitions as described in Note 5 is being amortized on a straight-line basis over periods ranging from ten to twenty years. Other intangibles, including contracts, are being amortized on a straight-line basis over a five year period.

ACQUISITION-RELATED LIABILITIES

    During fiscal year 1998, the Company recorded $1,376,000 of acquisition-related liabilities in connection with the IDP Acquisition. These liabilities were recorded after certain actions had been

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) identified, quantified and approved by management of the Company having authority to commit the Company to the plan. Those certain actions included closing the IDP facility in Maryland, integrating IDP and the Company's production, warehouse, sales, marketing and administrative functions, eliminating duplicative jobs and expanding space in the Company's office space in Virginia. During fiscal years 1998 and 1999, $232,000 and $894,000, respectively, of costs were charged against the liability. The acquisition-related liabilities remaining at October 31, 1999 amounted to $250,000, consisting of severance payments to be made in future periods.

STOCK COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS 123 allows companies to account for stock-based compensation under either the new provisions of SFAS 123 or the provisions of Accounting Principles Board Opinion No. 25 (APB 25), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, but requires pro forma disclosure in the footnotes to the consolidated financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company continues accounting for its stock-based compensation in accordance with the provisions of APB 25.

REVENUE RECOGNITION

    The Company generally recognizes revenues from computer sales and sales-type leases at the time of shipment. Revenues are earned principally pursuant to various contracts with agencies of the Federal government and commercial customers. The length of the Company's contracts generally range from one to three years.

    Service revenues are recognized over the contractual period as the services are provided. Revenues from operating leases are recognized over the contract term. In 1998, the Company assigned payments from one of its operating leases to a financing company in exchange for the present value of the minimum lease payments. The Company recorded this amount as unearned revenues and recognized revenues over the lease term as payments were received by the financing company. As of October 31, 1999, revenues associated with this transaction have been fully recognized.

    The products sold are generally covered by a warranty for periods ranging from one to three years. The Company accrues a warranty reserve for revenues recognized during the year to record estimated costs to provide warranty services.

    Unearned revenue also relates to cash received from credit card sales as of year end for which the related inventory was shipped subsequent to year end and advance payments on operating leases.

    During the year ended October 31, 1997, the Company had revenues from one agency of the Federal government and one Federal government contractor which represented 21% and 11% of total revenues, respectively. As of October 31, 1997, accounts receivable from agencies of the Federal government represented 64% of total accounts receivable. During the year ended October 31, 1998, the Company had revenues from one agency of the Federal government which represented 40% of total revenues. As of October 31, 1998, accounts receivable from agencies of the Federal government represented 67% of total accounts receivable. During the year ended October 31, 1999, the Company had revenues from two Federal government agencies which approximated 12% of total revenues. As of October 31, 1999, accounts receivable from agencies of the Federal government represented approximately 40% of total accounts receivable.

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    For the years ended October 31, 1998 and 1999, approximately 27% and 9%, respectively, of the Company's revenues were from Federal contracts that were awarded under Section 8(a) of the Small Business Act.

ADVERTISING EXPENSES

    The Company expenses advertising costs as incurred. Advertising costs amounted to approximately $61,000, $468,000 and $130,000 during fiscal 1997, 1998 and 1999, respectively.

INCOME TAXES

    The Company provides for income taxes in accordance with the liability method.

EARNINGS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), EARNINGS PER SHARE. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. The definition of diluted earnings per share is very similar to the previous definition of fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the SFAS 128 requirements.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, investments and accounts receivable. The cash is held by high credit quality financial institutions. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses. The concentration of credit risk is mitigated by the diverse customer base and the amount of receivables due by the Federal government. The carrying amount of the receivables approximates their fair value.

SUPPLEMENTAL INFORMATION OF NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                              YEARS ENDED OCTOBER 31,
                                                              ------------------------
                                                                 1997         1998
                                                              ----------   -----------
Fair value of assets acquired...............................  $5,970,000   $58,951,000
Less: Cash paid.............................................   1,044,000    14,900,000
Stock issued, net of value of stock returned (See Note
  10).......................................................   1,059,000     3,400,000
                                                              ----------   -----------
Liabilities assumed (including $1,376,000 of
  acquisition-related liabilities in 1998)..................  $3,867,000   $40,651,000
                                                              ==========   ===========

RECENT PRONOUNCEMENTS

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, ("SAB 101"). SAB 101 requires that four basic criteria must be met before

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenue can be recognized: (1) persuasive evidence of an arrangement exists,
(2) delivery has occurred or services have been rendered, (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured. The Company is required to comply with SAB 101 for transactions entered into on or after February 1, 2000, but does not expect it to have a material impact on the Company's consolidated financial position or results of operation.

3. PROPERTY AND EQUIPMENT AND EQUIPMENT ON LEASE

    Property and equipment, including leasehold improvements, are stated at cost. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives ranging from five to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

    Property and equipment consisted of the following:

                                                             OCTOBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Computer and office equipment........................  $1,443,992   $1,515,017
Furniture and fixtures...............................     302,741      302,741
Leasehold improvements...............................     454,913      491,059
Other................................................     416,018      412,766
                                                       ----------   ----------
                                                        2,617,664    2,721,583
Less accumulated depreciation and amortization.......    (690,516)  (1,397,887)
                                                       ----------   ----------
                                                       $1,927,148   $1,323,696
                                                       ==========   ==========

    The Company owns equipment that is currently at customer sites under operating lease agreements (See Note 2 Revenue Recognition). The cost of the equipment was $6,821,801 and $5,085,287 at October 31, 1999 and 1998,
respectively. The related accumulated depreciation on the equipment was $2,915,790 and $988,804 at October 31, 1999 and 1998, respectively.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets were comprised of:

                                                            OCTOBER 31,
                                                      ------------------------
                                                         1998          1999
                                                      -----------   ----------
Goodwill............................................  $24,198,986   $3,485,855
Contracts...........................................      600,000      600,000
Less accumulated amortization.......................     (567,134)    (526,850)
                                                      -----------   ----------
                                                      $24,231,852   $3,559,005
                                                      ===========   ==========

    See discussion of goodwill impairment recorded during fiscal 1999 in
Note 5.

                           DUNN COMPUTER CORPORATION

5. ACQUISITIONS

STMS

    On September 12, 1997, the Company acquired all of the outstanding stock of STMS, Inc., a Virginia corporation ("STMS"), for 150,000 shares of the Company's common stock, options to purchase 25,000 shares of the Company's common stock, and $1,044,500 in cash used specifically to repay certain debt of STMS. The transaction was accounted for using the purchase method. The 150,000 shares of common stock were valued at the market price of Company's common stock or $975,000 on the date of the transaction. The options to purchase 25,000 shares of common stock were issued to a stockholder/creditor of STMS and were valued at fair value of $84,000 using the Black-Scholes option-pricing model. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values. In conjunction with the acquisition, the Company recorded goodwill in the amount of $2,397,287 and other intangible assets (contracts) in the amount of $600,000. The operations of STMS are included in the consolidated financial statements of the Company beginning September 12, 1997 (date of acquisition).

    The Company granted options to purchase an aggregate of 1,330,000 shares of the Company's common stock, at an exercise price equivalent to its fair market value at the date of grant, to the former stockholders of STMS in conjunction with their three-year employment agreements. The options vest over a three-year period. Certain of these options were repriced during fiscal 1999 in accordance with the employment agreements (see Note 10).

    During February 1998, the Company repurchased an aggregate of 50,000 shares of common stock and the option to purchase 25,000 shares of common stock originally issued in connection with the STMS acquisition (see Note 10).

IDP AND PRIMO

    On May 1, 1998, the Company acquired all of the outstanding stock of IDP and substantially all of the net assets of PRIMO for $14.9 million in cash and 750,000 shares of common stock of the Company, both subject to adjustment in the event that the combined net assets of IDP and PRIMO fell below a certain level stipulated in the Acquisition Agreement (See Note 10). The transaction was accounted for using the purchase method. The 750,000 shares of common stock were valued at the market price of the Company's common stock ($8.50 per share) on the date of the transaction. The purchase price was preliminarily allocated to the assets and liabilities acquired based on their estimated fair values. In conjunction with the acquisition, the Company recorded goodwill (as adjusted) in the amount of $22,453,929. The operations of IDP, including PRIMO, are included in the consolidated financial statements of the Company beginning May 1, 1998 (date of acquisition).

    In connection with the IDP acquisition, two of the IDP sellers entered into employment agreements with the Company pursuant to which they each received options to purchase 300,000 shares of the Company's common stock. The grant price of the options was equivalent to the fair market value of the underlying common stock on the grant date and the options vested immediately.

    During November 1998, the Company entered into an Employment Agreement Termination Agreement and a Purchase Price Adjustment Agreement with the two former stockholders of IDP whereby employment of the former stockholders of IDP was terminated and the former IDP stockholders agreed to return 350,000 shares of the Company's common stock originally issued in connection with the IDP Acquisition. See Note 10 for additional information.

                           DUNN COMPUTER CORPORATION

5. ACQUISITIONS (CONTINUED)
    The selected unaudited pro forma information for the years ended
October 31, 1997 and 1998 includes the operating results of the Company as if the Company acquired STMS, IDP, and PRIMO on November 1, 1996.

                                                                 YEAR ENDED
                                                              OCTOBER 31, 1998
                                                              ----------------
                                                                (UNAUDITED)
Pro Forma net revenues......................................    $110,310,000
Pro Forma net income (loss).................................    $ (6,768,000)
Pro Forma earnings per share................................    $      (0.75)
Pro Forma earnings per share assuming dilution..............    $      (0.75)
Pro Forma weighted average shares outstanding...............       8,981,000
Pro Forma weighted average shares outstanding assuming
  dilution..................................................       8,981,000

IMPAIRMENT OF GOODWILL

    Statement of Financial Accounting Standards No. 121 (SFAS 121) ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

    In May 1999, the U.S. Government determined not to exercise the remaining option years on one of the Company's significant contracts. This contract was a significant component of the Company's acquisition of IDP. At the date of termination, the Company anticipated that the contract would have generated future revenues of approximately $65 million had all option years been renewed. The former IDP operations have been substantially curtailed as a result of this contract loss. In addition, significant future business is not expected from IDP operations as the majority of its sales force has separated from the Company.

    The Company determined that these factors indicated that the carrying amount of goodwill associated with the IDP and PRIMO acquisition may not be recoverable. The Company performed an analysis of the goodwill in accordance with SFAS 121 and determined that the fair value of the remaining goodwill (estimated using the present value of expected future cash flows) was approximately $1.1 million at the time of the analysis. Accordingly, the Company recorded an impairment charge of approximately $20.6 million during fiscal year 1999.

6. BANK LINES OF CREDIT AND NOTES PAYABLE

IDP LINE OF CREDIT

    In conjunction with the purchase of IDP, the Company assumed a credit facility of $25,000,000 secured by inventory and accounts receivable of IDP. The outstanding balance on this line of credit at October 31, 1998 and 1999 was approximately $3,055,000 and $4,622,000, respectively. The interest rate applicable to this line of credit as of October 31, 1998 and 1999 was 7.33% and 8.05%, respectively.

    On November 8, 1999, the Company executed an agreement with the financial institution to terminate this facility. Under the terms of the agreement, the Company repaid approximately $3.0 million of the principal outstanding at October 31, 1999 prior to December 31, 1999. In addition, outstanding principal totaling approximately $832,000 was converted to a term note bearing interest at

                           DUNN COMPUTER CORPORATION

6. BANK LINES OF CREDIT AND NOTES PAYABLE (CONTINUED) the prime rate and maturing in January 2002. The remaining amount of approximately $750,000 was forgiven by the financial institution and will be reflected as a gain on debt restructuring in fiscal year 2000. The Company has classified this facility between short and long-term based on the revised payment terms.

OPERATING LINE OF CREDIT

    In April 1996, the Company entered into a line of credit agreement with a bank that was subsequently amended in December 1997. The amended credit agreement expired on February 28, 1999. Accordingly, the Company established a new credit agreement with the same financial institution. The agreement allows the Company to borrow an amount limited to the minimum of its borrowing base or $15,000,000. As of October 31, 1999, the Company's borrowing base, which is based on certain percentages of total accounts receivable less overdue accounts, is approximately $2.5 million. Outstanding borrowings bear interest at the prime rate.

    As of October 31, 1998, the Company had borrowed $201,000 against this line of credit facility and had an unused borrowing capacity of $758,843. As of October 31, 1999, the Company had borrowed $2.3 million against this line of credit facility and had an unused borrowing capacity of approximately $200,000. The Company pays a commitment fee based on the unused borrowings under the line of credit facility. The line of credit is secured by all assets of the Company and its subsidiaries. On February 11, 2000, the Company amended the line of credit facility whereby the maximum availability was reduced to $5 million and the interest rate was increased to the prime rate plus 1%. The amended line of credit expires November 30, 2000. The Company has classified this line of credit as long term based on the amended maturity date.

    Notes payable consisted of the following:

                                                               OCTOBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Bank term note, bearing interest at the prime rate;
  payable in monthly installments of $34,652 plus accrued
  interest, due in January 2002..........................  $    --    $831,652
Asset loans, bearing interest at annual interest rates
  ranging from 7.9% to 10.46%; due in aggregate monthly
  payments of $2,695 and $1,303 at October 31, 1998 and
  1999, respectively, due through August 2002, secured by
  certain assets of the Company..........................   78,549      38,531
Other....................................................    6,230          --
                                                           -------    --------
                                                            84,779     870,183
Less current portion.....................................   33,514     324,933
                                                           -------    --------
Notes payable, long-term.................................  $51,265    $545,250
                                                           =======    ========

                           DUNN COMPUTER CORPORATION

6. BANK LINES OF CREDIT AND NOTES PAYABLE (CONTINUED)
    Principal payments on the long-term debt for each of the fiscal years from 2000 to 2002 are due as follows:

                                                              YEAR ENDED
                                                              OCTOBER 31,
                                                              -----------
2000........................................................   $324,933
2001........................................................    429,960
2002........................................................    115,290
                                                               --------
Total.......................................................   $870,183
                                                               ========

    Notes payable to related parties are payable to certain stockholders and their relatives, and employees. These notes payable were assumed by the Company in the IDP Acquisition. All notes payable to related parties are classified as current liabilities as the outstanding balances are due upon demand. Notes payable to related parties bear interest at annual interest rates ranging from 8% to 11%. The total amounts outstanding on these related parties' notes payable were approximately $905,960 and $0 at October 31, 1998 and 1999, respectively. Interest expense on these notes payable amounted to $58,297 during the period from May 1, 1998 through October 31, 1998. The total amounts outstanding on these notes payable were repaid in fiscal year 1999 (See Note 10).

7. RELATED PARTY TRANSACTION

    Thomas Dunne, the Company's President, and his wife, Claudia Dunne, the Company's Vice President, acquired a building for the purpose of leasing office space to the Company. In connection with the acquisition of the building, the Company guaranteed the building's $1 million mortgage. The term of the mortgage is 25 years. The Company subsequently executed a noncancelable operating lease with Mr. and Mrs. Dunne. The Company believes that the lease agreement is on terms no less favorable to the Company than could be obtained from an unaffiliated third party. In June 1999, the building was sold by Mr. and Mrs. Dunne and the lease was assigned to the new owner, an unaffiliated third party.

8. COMMITMENTS

OPERATING LEASES

    The Company leased office space under a noncancelable operating lease agreement with two stockholders (see Note 7). In June 1999, the two stockholders sold the building and assigned the lease to the new owner, an unaffiliated third party, under the same terms. The lease agreement was renewed in October 1999 for an additional five years under the renewal option within the original lease. Additionally, the Company leases various office equipment and other office space under non-cancelable operating leases. Rent expense under these leases was approximately $175,000, $499,100 and $321,000 for the years ended October 31, 1997, 1998 and 1999, respectively.

                           DUNN COMPUTER CORPORATION

8. COMMITMENTS (CONTINUED)
    Future minimum lease payments under noncancelable operating leases, including the leases assumed in the STMS and IDP acquisitions, at October 31, 1999 are as follows:

2000........................................................  $  595,245
2001........................................................     613,102
2002........................................................     631,495
2003........................................................     573,085
2004 and thereafter.........................................     455,166
                                                              ----------
Total.......................................................  $2,868,093
                                                              ==========

    In addition, the Company will receive $1,446,516 in aggregate sublease income through fiscal 2003.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with certain key executives under which the Company is required to pay a fixed annual base salary. Commitments under these arrangements are approximately $620,000 for fiscal year 2000. All contracts expire prior to October 31, 2000.

9. INVESTMENTS IN SALES-TYPE LEASES

    During 1998, the Company leased equipment to certain customers under sales-type leases. The components of the Company's net investment in sales-type leases at October 31, 1998 were as follows:

                                                              OCTOBER 31,
                                                                 1998
                                                              -----------
Total minimum lease payments receivable.....................  $3,446,095
Less unearned interest......................................    (346,753)
                                                              ----------
Net investment in sales-type leases.........................   3,099,342
Less current portion........................................     959,243
                                                              ----------
                                                              $2,140,099
                                                              ==========

    In fiscal year 1999, the Company sold all of its investment in sales-type leases resulting in net gains of approximately $213,000. Accordingly, the Company's investment in sales-type leases at October 31, 1999 was $0.

                           DUNN COMPUTER CORPORATION

10. STOCKHOLDERS' EQUITY

EQUITY TRANSACTIONS

    On April 21, 1997, the Company sold 1,000,000 shares of common stock in an initial public offering for net proceeds of $3,917,664. In connection with the offering, warrants were issued to the underwriter for 100,000 shares of common stock at an exercise price of $6.00 per share. Beginning April 21, 1998, the warrants are exercisable for a period of four years.

    During February 1998, the Company repurchased 50,000 shares of its common stock held by former stockholders of STMS. The shares were repurchased at the current market price of $9.15 per share. The Company accounted for the repurchase as a treasury stock transaction. The Company also repurchased options to purchase 25,000 shares of the Company's common stock that were originally issued in connection with the STMS acquisition. The repurchase price of $75,750 represents the difference between the fair market value of the underlying common stock on the repurchase date and the grant price multiplied by the 25,000 options. The Company accounted for the repurchase as a reduction of additional paid-in capital.

    The IDP Acquisition Agreement provided for an adjustment of the purchase price if the combined net worth of IDP and PRIMO exceeded or was below a specified level. Since the net worth on the closing balance sheet of IDP and PRIMO was below the specified level, the Company and the former IDP stockholders agreed to adjust the purchase price. In November 1998, the Company entered into a Purchase Price Adjustment Agreement with the two former stockholders of IDP whereby 350,000 shares of the Company's common stock originally issued in connection with the IDP acquisition were returned to the Company. The Company accounted for the return as a treasury stock transaction and valued such shares at the fair market value of the Company's common stock on the date of acquisition. In connection with the transaction, the Company and the two former stockholders also agreed to cancel the employment agreements in exchange for payments totaling $500,000, for which the Company recorded an adjustment to its purchase price allocation. In addition, the Company agreed and paid the balance of the notes payable to related parties of $905,960 in full by November 25, 1998. The two former stockholders retained their options to purchase the Company's common stock subject to all original terms and conditions. (See
Note 5)

    In connection with the acquisitions of IDP and PRIMO, the Company completed a public offering of 3,491,493 shares of common stock for net proceeds of $26,287,866.

STOCK OPTIONS

    On January 6, 1997, the Company adopted the 1997 Stock Option Plan (the Option Plan) which permits the Company to grant up to 600,000 options to officers, directors and employees who contribute materially to the success of the Company. In September 1997, the Company increased the number of options available for grant under the plan to 2,200,000. Stock options are generally granted at prices which the Company's Board of Directors believes approximates the fair market value of its common stock at the date of grant. The options vest ratably over a stated period of time not to exceed four years. The contractual term of the options is five years.

                           DUNN COMPUTER CORPORATION

10. STOCKHOLDERS' EQUITY (CONTINUED)
    Common stock option activity was as follows:

                                                                 WEIGHTED-AVERAGE
                                                      SHARES      EXERCISE PRICE
                                                    ----------   ----------------
Outstanding at October 31, 1997...................   1,857,000        $6.18
Options granted...................................     865,400         7.46
Options exercised.................................          --           --
Options canceled or expired.......................    (226,583)        5.35
                                                    ----------        -----
Outstanding at October 31, 1998...................   2,495,817        $6.70
Options granted...................................     413,000         2.87
Options exercised.................................
Options canceled or expired.......................  (1,026,384)        5.56
                                                    ----------        -----
Outstanding at October 31, 1999...................   1,882,433        $5.22
                                                    ==========        =====
Exercisable at October 31, 1999...................   1,289,098        $6.00
                                                    ==========        =====

    The total options outstanding include 600,000 options granted to the former IDP stockholders that are not included in the Option Plan.

    As of October 31, 1999, there were 317,567 options available for future grants under the Option Plan.

    During fiscal 1999, the Company repriced approximately 750,000 stock options granted to certain executives in accordance with their employment agreements. No compensation expense was recognized as the exercise price for the repriced options was at or above fair market value of the underlying stock on the date repriced.

    The following table summarizes information about fixed-price stock options outstanding at October 31, 1999:

                                                 NUMBER         AVERAGE     WEIGHTED-
                                              OUTSTANDING      REMAINING     AVERAGE
                                             AT OCTOBER 31,   CONTRACTUAL   EXERCISE
RANGE OF EXERCISE PRICES                          1999           LIFE         PRICE
------------------------                     --------------   -----------   ---------
$1.75-$4.15................................    1,087,933          6.60        $3.17
$4.50-$6.50................................      189,500          3.49         5.73
$6.75-$8.75................................      605,000          8.95         8.73
                                               ---------          ----        -----
$1.75-$8.75................................    1,882,433          7.05        $5.22
                                               =========          ====        =====

    Had compensation expense related to the stock options been determined based on the fair value at the grant date for options granted during the years ended October 31, 1997, 1998, and 1999 consistent

                           DUNN COMPUTER CORPORATION

10. STOCKHOLDERS' EQUITY (CONTINUED)
with the provisions of SFAS 123, the Company's net income and earnings per share would have been as follows:

                                                 YEARS ENDED OCTOBER 31,
                                         ---------------------------------------
                                            1997         1998           1999
                                         ----------   -----------   ------------
Net income (loss) pro forma............  $1,098,900   $(2,535,579)  $(34,865,823)
Earnings (loss) per share pro forma....  $     0.24   $     (0.35)  $      (3.71)
Earnings (loss) per share assuming
  dilution pro forma...................  $     0.23   $     (0.35)  $      (3.71)

    The effect of applying SFAS 123 on pro forma net income as stated above is not necessarily representative of the effects on reported net income for future years due to, among other things, the vesting period of the stock options and the fair value of additional options in the future years.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 1997, 1998 and 1999: dividend yield of 0%, expected volatility of 46%, 84% and 86%, respectively; risk-free interest rates of 5.75%, 5.50% and 6.70%, respectively; and expected life of the option term of five years. The weighted average fair values of the options granted in 1997, 1998 and 1999 with a stock price equal to the exercise price is $6.18, $5.21 and $2.02, respectively. The weighted average fair value of options granted in 1998 with a stock price greater than the exercise price is $7.36.

11. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Components of the Company's net deferred tax asset balance are as follows:

                                                            OCTOBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Deferred tax asset:
Accrued expenses...................................  $   810,378   $   280,100
Net operating loss carryforwards...................      970,689     5,569,085
Basis differences of acquired assets...............      939,468       411,334
Asset reserves.....................................    1,106,423     1,294,156
                                                     -----------   -----------
Total deferred asset...............................    3,826,958     7,554,675
Deferred tax credit:
Acquisition of intangible assets...................     (100,000)     (100,000)
Depreciation.......................................      (35,789)     (205,674)
Valuation allowance................................   (3,061,169)   (5,966,306)
                                                     -----------   -----------
Net deferred tax asset.............................  $   630,000   $ 1,282,695
                                                     ===========   ===========

    As of October 31, 1999, the Company had approximately $14.4 million in net operating loss carryforwards which expire between 2012 and 2019. Approximately $1.5 million of those net operating

                           DUNN COMPUTER CORPORATION

11. INCOME TAXES (CONTINUED)
loss carryforwards relate to STMS and IDP and may be significantly limited under
Section 382 of the Internal Revenue Service Code and the SRLY rules. The Company has recorded a valuation allowance for a portion of the deferred tax assets because realizability of those assets is uncertain. The Company expects to file claims for tax refunds using its net operating loss carryback in fiscal 2000.

    The components of the provision for income taxes are as follows:

                                                   YEARS ENDED OCTOBER 31,
                                               --------------------------------
                                                 1997       1998        1999
                                               --------   --------   ----------
Current tax expense (benefit):
Federal......................................  $671,070   $411,709   $ (974,781)
State........................................   125,900     91,144     (213,975)
                                               --------   --------   ----------
                                                796,970    502,853   (1,188,756)

Deferred tax expense:
Federal......................................    (1,800)   155,675      535,500
State........................................      (300)    27,472       94,500
                                               --------   --------   ----------
                                                 (2,100)   183,147      630,000
                                               --------   --------   ----------
Total provision for (benefit from) income
  taxes......................................  $794,870   $686,000   $ (558,756)
                                               ========   ========   ==========

    The reconciliation of income tax from the Federal statutory rate of 34% is:

                                                  YEARS ENDED OCTOBER 31,
                                             ----------------------------------
                                               1997       1998         1999
                                             --------   --------   ------------
Tax at statutory rates:....................  $719,838   $566,413   $(11,536,368)
Non-deductible expenses....................     8,291     35,480      7,277,936
Valuation allowance........................        --         --      4,278,322
State income tax, net of federal benefit...    66,741     84,107       (578,646)
                                             --------   --------   ------------
                                             $794,870   $686,000   $   (558,756)
                                             ========   ========   ============

    In September 1997 and in May 1998, respectively, the Company acquired the stock of STMS and IDP in tax-free exchanges. The stock acquisitions were accounted for using the purchase method. Included in the Company's deferred tax assets at October 31, 1999 is approximately $3.8 million representing the differences between the assigned values and tax bases of the assets and liabilities acquired, as well as net operating loss carry forwards acquired. These deferred tax assets were fully reserved at the dates of acquisition. To the extent these deferred tax assets are subsequently realized, the resulting tax benefit will be applied to reduce goodwill recorded in connection with the acquisitions and there will be no impact on income tax expense.

12. RETIREMENT PLANS

401(K) PLANS

    Effective April 1, 1995, the Company adopted a 401(k) plan (the "Former Plan"). Employees are eligible to participate after completing six months of services and attaining age 18. Employees can defer

                           DUNN COMPUTER CORPORATION

12. RETIREMENT PLANS (CONTINUED)
up to 15% of compensation. Employee contributions are subject to Internal Revenue Service limitations. All employees who contributed to the Former Plan are eligible to share in discretionary Company matching contributions. During the years ended October 31, 1997, 1998 and 1999, the Company contributed $11,855, $0 and $0, respectively, to the Former Plan.

    In connection with the IDP Acquisition, the Company assumed IDP's tax-deferred savings plan under Section 401(k) of the Internal Revenue Code which is offered to all employees who have attained the age of 21. The plan provides for contributions by employees as well as matching and discretionary contributions by the Company. The Company made contributions of approximately $123,000 during the period from May 1, 1998 through October 31, 1998.

    Effective May 1, 1999 the Company amended and terminated the existing plans. Simultaneous to the termination, the Company adopted a new 401(k) (the "Plan") for all current employees. Under the Plan, employees are eligible to participate after completing 90 days of service and attaining the age of 18. Employees can defer up to 15% of compensation. Employee contributions are subject to Internal Revenue Service limitations. All employees who contributed to the Plan are eligible to share in discretionary Company matching contributions. Company contributions vest over 5 years. The Company did not contribute to the Plan in 1999.

DEFINED BENEFIT PLAN

    The Company has a defined benefit plan (the "Pension Plan") covering substantially all salaried employees. The Pension Plan benefits are based on years of service and the employee's compensation. The Company's funding policy is to annually contribute amounts sufficient to meet minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The assets of the Pension Plan are invested in money market and corporate debt and equity instruments. The Company contributed approximately $63,777 for the Pension Plan year ending October 31, 1997. The Company has accrued, but not yet paid, approximately $104,000, which amount represents its minimum funding requirements under ERISA for fiscal years 1998 and 1999.

    On January 6, 1997, the Company amended the Pension Plan to change the benefits to be paid out after retirement from 100% to 40% of its initial liability. This resulted in a reduction of the projected benefit obligation by approximately $150,000.

    On October 31, 1999, the Company amended and terminated the Defined Benefit Plan. Under the termination, no additional benefits accrued to participants in the Plan after that date. In addition, all existing participants in the Plan became 100% vested in their accrued benefits in the Plan as of that date. No gain or loss was recognized as a result of the termination of the Pension Plan. The Company will distribute the vested benefits to the participants in fiscal year 2000.

                           DUNN COMPUTER CORPORATION

12. RETIREMENT PLANS (CONTINUED)
    The following table sets forth the Pension Plan's funded status as reported on activity, and amounts recognized in the Company's consolidated financial statements:

                                                             OCTOBER 31,
                                                         --------------------
                                                           1998       1999
                                                         --------   ---------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year................  $321,559   $ 376,404
Service cost...........................................    48,195      48,195
Interest cost..........................................    27,034      28,230
Actuarial gain (loss)..................................   (20,384)     60,770
                                                         --------   ---------
Benefit obligation at end of year......................   376,404     513,599
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year.........   147,041     306,341
Actual return on plan assets...........................    95,523      81,840
Employer contributions.................................    63,777          --
                                                         --------   ---------
Fair value of plan assets at end of year...............   306,341     388,181
FUNDED STATUS:
Unrecognized actuarial loss............................   (70,063)   (125,418)
Unrecognized transition asset..........................   (11,339)      3,028
Unrecognized prior service cost........................    11,477          --
                                                         --------   ---------
Accrued benefit cost...................................  $(69,925)  $(122,390)
                                                         ========   =========

    Components of net periodic benefit cost

                                                    YEARS ENDED OCTOBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
Service cost...................................  $ 44,140   $ 48,195   $ 48,195
Interest cost..................................    19,355     27,034     28,230
Actual return on assets........................    21,295    (95,523)   (81,840)
Net amortization and deferral..................   (33,340)    90,219     57,880
                                                 --------   --------   --------
Total net periodic pension cost................  $ 51,540   $ 69,925   $ 52,465
                                                 ========   ========   ========

    Key assumptions used in the actuarial valuation were:

                                                                 YEARS ENDED OCTOBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Weighted average discount rate..............................    7.5%       7.5%       6.5%
Rate of return on assets:
  Pre-retirement............................................    8.0%       8.0%       8.0%
  Post-retirement...........................................    8.0%       8.0%       8.0%

                           DUNN COMPUTER CORPORATION

13. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                 YEARS ENDED OCTOBER 31,
                                                          --------------------------------------
                                                             1997         1998          1999
                                                          ----------   ----------   ------------
Numerator:
Net income (loss).......................................  $1,322,300   $  979,921   $(33,607,145)
Denominator:
Denominator for basic earnings per share-
  weighted-average shares...............................   4,552,055    7,231,397      9,403,775
Effect of dilutive securities:
Employee stock options..................................     124,906      251,132             --
Warrants................................................       1,887        9,722             --
                                                          ----------   ----------   ------------
Dilutive potential common shares........................     126,793      260,854             --
Denominator for diluted earnings per share-adjusted
  weighted-average shares and assumed conversions.......   4,678,848    7,492,251      9,403,775
Basic earnings per share................................  $     0.29   $     0.14   $      (3.57)
Diluted earnings per share..............................  $     0.28   $     0.13   $      (3.57)

14. CONTINGENCIES

EMPLOYEE TERMINATION

    In November 1998, a former employee of the Company (who had previously been an employee and stockholder of STMS) filed a demand for arbitration with the American Arbitration Association, alleging a breach of his employment agreement with the Company and seeking "in excess of $2,350,000" in damages from the Company. The Company filed an answer denying the former employee's allegations and a counterclaim for this former employee's breach of the employment agreement and for conversion of certain of the Company's property. In August 1999, the arbitrator entered a judgment in favor of the former employee for approximately $1.7 million plus attorney's fees and costs. The decision was upheld on appeal in September 1999. The Company has properly accrued for this claim. Included in the loss accrual is an estimate of interest and legal costs included in the award. Although the former employee has not submitted a claim for such costs, the Company believes its estimated accrual for these costs is adequate. The Company is currently reviewing whether a further appeal is warranted.

TEAMING PARTNERSHIP TERMINATION

    In May 1999, a former contract teaming partner filed a demand for arbitration with the American Arbitration Association, alleging breach of a certain contract agreement with the Company. The issue relates to disputed commissions due to the former teaming partner. The former teaming partner is seeking damages of approximately $186,000. The matter is currently in arbitration. Although the Company is aggressively defending this claim, it has accrued this potential liability in the consolidated financial statements as of October 31, 1999.

                           DUNN COMPUTER CORPORATION

14. CONTINGENCIES (CONTINUED)
IDP ACQUISITION

    In May 1997, the U.S. Air Force awarded a contract to IDP. Dynamic Decisions, Inc. (DDI), a competitor for this contract, protested the contract award to the Small Business Administration (SBA), which protest was denied. DDI filed suit against the SBA and Air Force seeking review of the award decision. IDP intervened in the litigation and the litigation was subsequently settled. Based on the terms of the settlement, IDP agreed to pay DDI 1.8% of the first $250 million of IDP's gross sales under the contract. On June 1, 1998, the Company filed a Complaint for Declaratory Judgment in U.S. District Court for the Eastern District of Virginia seeking a declaration that DDI is not entitled to receive payments under the settlement agreement. This filing is based on the Company's position that DDI breached the settlement agreement. DDI has counter-claimed against the Company denying it breached the settlement agreement and seeking the payments. The U.S. District Court has ruled in DDI's favor awarding damages of $1,500. DDI is currently appealing this decision. The Company is aggressively pursuing all avenues of defense against this appeal.

    On July 31, 1998 the Company received notice from the SBA that it was denying the request of the U.S. Air Force to waive the requirement to terminate IDP's Desktop V contract for the convenience of the Government upon the change in control of IDP to the Company. The Company appealed the denial by the SBA to the SBA's Office of Hearings and Appeals. On August 31, 1999, the SBA denied the appeal and ruled that the U.S. Air Force must terminate-for-convenience the Desktop V contract. Under a termination-for-convenience, the Government shall reimburse the Company for all costs incurred in the performance of the contract. The Company expects to recover from the Government a portion or all of its unreimbursed costs. The Company is currently in negotiations with the Government regarding this matter.

MICROSOFT LICENSING AGREEMENT

    IDP entered into a Government Integrator Agreement, as amended, with Microsoft Corporation (Microsoft) in 1998 for the licensing of certain Microsoft software. During 1999, Microsoft asserted that the Company owed approximately $800,000 under this agreement due primarily to amended billings by Microsoft concerning sales by the Company. The Company has accrued for amounts due Microsoft based on the original billing terms. The Company believes that it has meritorious defenses to Microsoft's allegations and intends to vigorously defend itself if a suit is filed. The Company can't estimate at this time the amount of the liability to be incurred, if any, but does not believe that this matter will have a material adverse effect upon the Company's financial position or results of operations and as such, the Company has not recorded any amount relating to this matter, beyond amount accrued as noted above, in the accompanying financial statements.

MONARCH TECHNOLOGY, INC.

    In July 1999, Monarch Technology, Inc. ("Monarch") named the Company as a cross-claim defendant in a legal action pending in Orange County, California in which Worldnet Computers, Inc. has filed suit against Monarch. Monarch's cross claims are that the Company is liable for actions of a former employee who allegedly engaged in a scheme that resulted in Monarch paying $130,000 to the employee and not receiving products which the employee allegedly stated that the Company would sell to Monarch or its agent. Monarch claims that the Company is liable for the $130,000 plus interest, attorneys fees and other consequential damages totaling approximately $60,000. The Company can't

                           DUNN COMPUTER CORPORATION

14. CONTINGENCIES (CONTINUED)
estimate at this time the amount of the liability to be incurred, if any, but does not believe that this matter will have a material adverse effect upon the Company's financial position or results of operations and as such, the Company has not recorded any amount relating to this matter in the accompanying financial statements.

                              INTERIM INFORMATION

                           DUNN COMPUTER CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              OCTOBER 31,     APRIL 30,
                                                                  1999           2000
                                                              ------------   ------------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $    655,450   $    572,761
  Accounts Receivable, net..................................     5,063,041      7,956,993
  Inventory, net............................................     5,497,634      7,485,633
  Deferred Tax Asset........................................     1,282,695      1,330,262
  Income tax receivable.....................................       585,769        585,769
  Prepaid expenses and other current assets.................       118,594        160,429
                                                              ------------   ------------
Total current assets........................................    13,203,183     18,091,847

  Property and equipment, net...............................     1,323,696      1,027,774
  Equipment on lease, net...................................     3,906,011      2,942,720
  Goodwill and other intangible assets, net.................     3,559,005      3,384,073
  Investments...............................................       150,000        150,000
  Other assets..............................................       145,121        174,098
                                                              ------------   ------------
  Total assets..............................................  $ 22,287,016   $ 25,770,512
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  4,822,979   $  3,528,813
  Accrued expenses..........................................     2,515,653      9,167,020
  Accrued litigation costs..................................     2,000,000             --
  Line of credit............................................     3,790,705      1,757,900
  Notes payable, current portion............................       324,933        418,920
  Unearned Revenue..........................................     1,170,417      2,027,495
                                                              ------------   ------------
Total Current Liabilities...................................    14,624,687     16,900,148

  Notes payable, long-term portion..........................       545,250        295,756

  Line of credit--long-term.................................     2,300,000             --
Stockholders' equity
  Preferred stock $.001 par value; 2,000,000 shares
    authorized, no shares issued and outstanding............            --             --
  Common stock, $.001 par value: 20,000,000 shares
    authorized, 9,419,509 and 9,424,680 shares issued and
    outstanding at October 31, 1999 and January 31, 2000,
    respectively;...........................................         9,420          9,650
  Additional paid in capital................................    37,721,749     41,077,599
  Treasury stock, 400,000 shares;...........................    (3,432,500)    (3,432,500)
  Retained earnings.........................................   (29,481,590)    29,080,144
                                                              ------------   ------------
Total stockholders' equity..................................     4,817,079      8,574,608
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $ 22,287,016   $ 25,770,512
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              INTERIM INFORMATION

                           DUNN COMPUTER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      APRIL 30,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Net revenues................................................  $21,152,424   $17,730,611
Cost of revenue.............................................   16,476,026    14,241,026
                                                              -----------   -----------
Gross profit................................................    4,676,398     3,488,665

Selling and marketing.......................................    1,368,517       591,782
General and administrative..................................    3,433,582     2,617,770
Amortization of goodwill....................................      362,547       174,932
                                                              -----------   -----------
Loss from operations........................................     (488,248)      104,181

Interest expense............................................     (369,513)     (297,928)
Other expense...............................................       39,502      (154,807)
                                                              -----------   -----------
Net loss from operations before extraordinary item..........     (818,259)     (348,554)

Extraordinary gain--early extinguishment of debt............           --       750,000
                                                              -----------   -----------
Net income (loss) before income taxes.......................     (818,259)      401,446

Provision for (benefit from) income taxes...................      225,000            --
                                                              -----------   -----------
Net income (loss)...........................................  $  (593,259)  $   401,446
                                                              ===========   ===========
Preferred stock accretion...................................           --      (529,411)
Net loss available to common stockholders...................     (593,259)     (127,965)

Basic and diluted loss per share............................  $      (.07)  $      (.01)

  The accompanying notes are an integral part of these consolidated financial statements.

                              INTERIM INFORMATION

                           DUNN COMPUTER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      APRIL 30,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................................  $  (593,259)  $   401,446
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities................
Gain on sale of leases......................................           --       (21,436)
Depreciation and amortization of property and equipment.....    1,304,003     1,450,552
Amortization of goodwill and other intangibles..............      362,547       174,932
Changes in operating assets and liabilities:
  Accounts receivable.......................................    6,393,212    (2,893,952)
  Investment in sales-type leases...........................    2,949,490            --
  Inventory.................................................    3,121,643    (1,987,999)
  Prepaid expenses and other assets.........................       90,915       (70,812)
  Accounts payable..........................................   (9,468,084)   (1,294,166)
  Accrued expenses..........................................   (1,979,970)    1,651,367
  Deferred tax asset........................................           --       (47,567)
  Unearned revenue and other liabilities....................   (1,852,748)      857,076
                                                              -----------   -----------
Net cash provided by (used in) operating activities.........      327,749     1,219,443

INVESTING ACTIVITIES
Purchases of property and equipment.........................     (650,363)     (169,903)
                                                              -----------   -----------
Net cash used in investing activities.......................     (650,363)     (169,903)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock...................           --     2,743,355
Proceeds from issuance of common stock......................           --       612,728
Payments on notes payable...................................     (922,052)     (155,507)
Purchase of treasury stock..................................       (2,125)           --
Proceeds from (repayments on) lines of credit, net..........    2,190,613    (4,332,805)
                                                              -----------   -----------
Net cash provided by (used in) financing activities.........    1,266,436    (1,132,229)
Net increase in cash and cash equivalents...................      943,882       (82,689)
                                                              -----------   -----------
Cash and cash equivalents at beginning of year..............           --       655,450
                                                              -----------   -----------
Cash and cash equivalents at end of year....................  $   943,822   $   572,761
                                                              ===========   ===========

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................  $   188,683   $   137,009
Income taxes paid...........................................           --            --

  The accompanying notes are an integral part of these consolidated financial statements.

                           DUNN COMPUTER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The consolidated financial statements for the three months ended
January 31, 2000 and 1999 are unaudited and include all adjustments which, in the opinion of management, are necessary to present fairly the results of operations for the periods then ended. All such adjustments are of a normal and recurring nature. These consolidated financial statements should be read in conjunction with the Annual Report on Form 10-K of Dunn Computer Corporation (the "Company") which includes consolidated financial statements and notes thereto for the years ended October 31, 1999 and 1998.

2. EARLY EXTINGUISHMENT OF DEBT

    In conjunction with the purchase of IDP, the Company assumed a credit facility of $25,000,000 secured by inventory and accounts receivable of IDP. The outstanding balance on this line of credit at October 31, 1999 was approximately $4,622,000. The interest rate applicable to this line of credit at that date was 8.05%.

    On November 8, 1999, the Company executed an agreement with the financial institution to terminate this facility. Under the terms of the agreement, the Company repaid approximately $3.0 million of the outstanding principal balance prior to December 31, 1999. In conjunction with the agreement, approximately $750,000 ($.08 per share) was forgiven by the financial institution and the remaining principal balance of approximately $832,000 was converted into a two year note maturing in January 2002 bearing interest at the prime rate. The Company has properly reflected the $750,000 as an extraordinary gain for the quarter ended January 31, 2000 and resulted in income of approximately $.08 per share.

3. LEASE TRANSACTION

    In December 1999, the Company assigned payments from one of its operating leases to a financing company in exchange for the present value of the minimum lease payments. The Company has recorded this amount as unearned revenue and will recognize the revenue over the lease term. The lease term expires on September 30, 2000.

4. RESTRUCTURE OF LOAN

    On February 11, 2000, the Company amended its primary line of credit facility whereby the maximum availability was reduced from $15 million to $5 million and the interest rate was increased to the prime rate plus 1%. The amended line of credit expires November 30, 2000.

5. PRIVATE PLACEMENT

    On March 13, 2000, the Company sold 3,000 shares of its Series A Convertible Preferred Stock in a private placement which is exempt from registration provided by Regulation D Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Company received net proceeds of approximately $2.7 million which will be used to fund current and future operations. The Series A Convertible Preferred Stock is convertible into common stock at the price equal to the lesser of 85% of the average of the three lowest closing bid prices of the common stock for the 25 days prior to the conversion date or $3.64. The Company recorded a deemed dividend of $529,411 for the six month period ended April 30, 2000 for the beneficial conversion feature.

                           DUNN COMPUTER CORPORATION

6. EARNINGS PER SHARE

    Basic and diluted earnings per common share is calculated by dividing the net earnings (loss) available to common shareholders by the weighted average number of common shares outstanding. Due to their antidilutive effects, outstanding shares of preferred stock, stock options and warrants to purchase shares of common stock were excluded from the computation of diluted earnings per share for all periods presented.

7. CONTINGENCIES

EMPLOYEE TERMINATION

    In November 1998, a former employee of the Company filed a demand for arbitration with the American Arbitration Association, alleging a breach of his employment agreement with the Company and seeking in excess of $2,350,000 in damages from the Company. The Company filed an answer denying the claimant's allegations and stating a counterclaim against the former officer for breach of the employment agreement and for conversion of certain of the Company's property. In a Final Arbitration Award dated August 27, 1999, the arbitrator found in favor of the former employee on certain of the issues presented at the arbitration and awarded the former employee in excess of $1.6 million in damages and attorneys' fees. On December 10, 1999, the Fairfax County Circuit Court denied the Company's motion to vacate the award and confirmed the award. The Company has filed a writ with the Virginia Supreme Court seeking an appeal of the Circuit Court's ruling.

MICROSOFT LICENSING AGREEMENT

    IDP entered into a Government Integrator Agreement, as amended, with Microsoft Corporation (Microsoft) in 1998 for the licensing of certain Microsoft software. During 1999, Microsoft asserted that the Company owed approximately $800,000 under this agreement due primarily to amended billings by Microsoft concerning sales by the Company. The Company has accrued for amounts due Microsoft based on the original billing terms. The Company believes that it has meritorious defenses to Microsoft's allegations and intends to vigorously defend itself if a suit is filed. The Company cannot estimate at this time the amount of the liability to be incurred, if any, but does not believe that this matter will have a material adverse effect upon the Company's financial position or results of operations and as such, the Company has not recorded any amount relating to this matter, beyond amounts accrued as noted above, in the accompanying financial statements.

MONARCH TECHNOLOGY, INC.

    In July 1999, Monarch Technology, Inc. ("Monarch") named the Company as a cross-claim defendant in a legal action pending in Orange County, California in which Worldnet Computers, Inc. had filed suit against Monarch. Monarch's cross claims are that the Company is liable for actions of a former employee who allegedly engaged in a scheme that resulted in Monarch paying $130,000 to the employee and not receiving products which the employee allegedly stated that the Company would sell to Monarch or its agent. Monarch claims that the Company is liable for the $130,000 plus interest, attorneys fees and other consequential damages totaling an approximately $60,000. The Company cannot estimate at this time the amount of the liability to be incurred, if any, but does not believe that this matter will have a material adverse effect upon the Company's financial position or results of operations and as such, the Company has not recorded any amount relating to this matter in the accompanying financial statements.

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Boards of Directors
International Data Products, Corp. and Puerto Rico Industrial Manufacturing Operations, Corp.:

    We have audited the accompanying combined balance sheet of International Data Products, Corp. and combined company as of September 30, 1997, and the related combined statements of income and retained earnings and cash flows for each of the years in the two year period ended September 30, 1997. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of International Data Products, Corp. and combined company as of September 30, 1997, and the results of their operations and their cash flows for each of the years in the two year period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                                                    /s/ KPMG LLP

McLean, Virginia
November 7, 1997

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                             COMBINED BALANCE SHEET

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
                                  ASSETS
Current assets:
Cash and cash equivalents...................................    1,013,198
Accounts receivable-trade (net of allowance of $131,821 as
  of September 30, 1997)....................................    5,724,022
Employee and stockholder advances...........................      119,390
Inventory, net..............................................   15,991,331
Income taxes receivable.....................................      401,775
Deferred income taxes.......................................      443,415
Prepaid expenses............................................      790,160
Other current assets........................................      327,150
                                                               ----------
Total current assets........................................   24,810,441
Fixed assets, net of accumulated depreciation and
  amortization..............................................    2,252,851
Deferred income taxes.......................................       17,631
Investment in joint venture, at cost........................       31,200
Other assets................................................      199,732
                                                               ----------
Total assets................................................   27,311,855
                                                               ==========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit..............................................    5,634,687
Accounts payable trade......................................   12,810,200
Accrued expenses............................................    1,446,074
Income taxes payable........................................       58,456
Notes payable--current portion..............................      368,792
Notes payable--related parties..............................    1,498,397
Other liabilities...........................................       58,950
                                                               ----------
Total current liabilities...................................   21,875,556

Long-term liabilities:
Notes payable, net of current portion.......................      164,308
Deferred income taxes.......................................           --
Deferred rent...............................................      163,165
                                                               ----------
Total liabilities...........................................   22,203,029
Commitments and contingencies
Stockholders' equity:
International Data Products, Corp. common stock, no par
  value, 5,000 shares authorized, 100 shares issued and
  outstanding...............................................       40,000
Puerto Rico Industrial Manufacturing Operations Corp. common stock, no par value, 10,000 shares authorized, 7,000
  shares issued and outstanding.............................      132,000
Retained earnings...........................................    4,936,826
                                                               ----------
Total stockholders' equity..................................    5,108,826
Total liabilities and stockholders' equity..................   27,311,855
                                                               ==========

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                              YEARS ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Sales.......................................................  84,291,838    71,920,739
Cost of sales...............................................  71,889,685    58,995,644
                                                              ----------    ----------
Gross profit................................................  12,402,153    12,925,095
Operating expenses..........................................  11,232,702    11,598,705
                                                              ----------    ----------
Income from operations......................................   1,169,451     1,326,390
Other income (expenses):
  Bid protest settlement....................................     750,000            --
  Interest income...........................................     120,369        31,359
  Interest expense..........................................    (884,818)     (593,012)
  Miscellaneous, net........................................       5,742        (1,109)
                                                              ----------    ----------
Income before income taxes..................................   1,160,744       763,628
Income tax expense (benefit)................................     (17,708)     (417,447)
                                                              ----------    ----------
Net income..................................................   1,178,452     1,181,075
                                                              ----------    ----------
Retained earnings, beginning of year........................   2,577,299     3,755,751
Retained earnings, end of year..............................   3,755,751     4,936,826

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................   1,178,452     1,181,075
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................     411,979       573,228
    Deferred income taxes...................................    (363,121)     (462,026)
    Loss on disposal of fixed assets........................       3,963            --
    (Increase) decrease in:
      Accounts receivable--trade, net.......................   9,167,428       911,968
      Employee and stockholder advances.....................     102,282        (9,507)
      Inventory, net........................................  (6,374,158)     (651,489)
      Prepaid expenses and other assets.....................    (731,624)      339,654
      Income taxes receivable...............................          --      (401,775)
    Increase (decrease) in:
      Accounts payable--trade...............................  (3,151,190)    1,155,796
      Accrued expenses......................................     148,761       700,277
      Other liabilities.....................................     184,064      (156,660)
      Income taxes payable..................................    (137,269)     (121,916)
                                                              ----------    ----------
Net cash provided by (used in) operating activities.........     439,567     3,058,625
Cash flows from investing activities:
  Acquisitions of fixed assets..............................    (882,550)   (1,186,157)
  Proceeds from sale of fixed assets........................      15,723            --
                                                              ----------    ----------
Net cash used in investing activities.......................    (866,827)   (1,186,157)
Cash flows from financing activities:
  Net (repayments) borrowings on line of credit.............  (1,336,363)     (951,002)
  Proceeds from notes payable...............................   2,789,644       320,758
  Principal payments on notes payable.......................    (811,781)     (543,703)
                                                              ----------    ----------
Net cash (used in) provided by financing activities.........     641,500    (1,173,947)

Net increase (decrease) in cash and cash equivalents........     214,240       698,521
Cash and cash equivalents, beginning of year................     100,437       314,677
                                                              ----------    ----------
Cash and cash equivalents, end of year......................     314,677     1,013,198
                                                              ==========    ==========

Supplemental Cash Flow Information:

    The Company paid income taxes of approximately $224,000 and $713,000, and paid interest of approximately $629,000 and $496,000, during the years ended September 30, 1996, and 1997, respectively.

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1996, AND 1997

(1) BASIS OF PRESENTATION AND RELATED MATTERS

ORGANIZATION

    The International Data Products, Corp. combined financial statements include the accounts of International Data Products, Corp. ("IDP") and Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO"). IDP and PRIMO are under common family ownership control. All material intercompany accounts and transactions have been eliminated in combination. IDP and PRIMO combined is hereinafter referred to as the "Company".

    IDP was incorporated in Maryland on February 27, 1984. The Company sells computer equipment and provides computer training and maintenance service primarily to agencies and suppliers of the federal government. For each of the two years ended September 30, 1996 and 1997, approximately 8 percent and 6 percent, respectively, of the Company's revenue was from federal contracts that were awarded under section 8(a) of the Small Business Act.

    Puerto Rico Industrial Manufacturing Operations, Corp. is incorporated under the laws of the Commonwealth of Puerto Rico. PRIMO manufactures computers and peripheral equipment for IDP. Substantially all of PRIMO's sales are to IDP, which have been eliminated in the accompanying combined financial statements.

    The Company operates in a competitive environment subject to technological change and the emergence of new technologies, although the Company believes that its products and services are, or would be, upgradable to new technologies.

CASH AND CASH EQUIVALENTS

    The Company maintains demand deposits with several financial institutions. At times, deposits exceed federally insured limits, but management does not consider this a significant concentration of credit risk. Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. The fair market value of such instruments approximates cost.

INVENTORY

    Inventory consists of parts and material and is stated at the lower of cost, using weighted average cost method, or market. The Company has established reserves for obsolete and excess inventory at $796,404 as of September 30, 1997.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method based on estimated useful lives of three to seven years. Maintenance and repair costs are charged to expense as incurred. Leasehold improvements are capitalized and amortized over the lesser of the life of the improvement or the remaining term of the lease.

REVENUE RECOGNITION

    The Company recognizes revenues from hardware and software sales at time of receipt by the customer. Service revenues are recognized over the contractual period as the service is provided.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                          SEPTEMBER 30, 1996, AND 1997

(1) BASIS OF PRESENTATION AND RELATED MATTERS (CONTINUED)
ADVERTISING

    The Company expenses the production costs of advertising the first time the advertising is published, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit (generally three months) based on the ratio of current direct response revenue to estimated total direct response revenue. Direct response advertising consists primarily of magazine advertisements which include item order numbers unique to the advertising campaign.

    At September 30, 1997, there were no advertising costs reported as prepaid expenses. For the years ended September 30, 1996 and 1997, total advertising expense was approximately $255,000, and $535,000, respectively.

WARRANTY EXPENSE

    The Company reserves for estimated future warranty costs that may be required to satisfy contractual requirements. Such provisions are accrued as the related revenue is recognized. The typical warranty period ranges from one to three years.

INCOME TAXES

    The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The income tax provisions for IDP and PRIMO are prepared separately and combined for financial reporting purposes.

    PRIMO has been granted a tax exemption, with certain normal reservations, from Puerto Rico income (90%), property (90%), and municipal license taxes (60%) on its manufacturing operations under the Puerto Rico Tax Incentives Act of 1987, Act No. 8, as amended. This tax exemption is for a period of 20 years ending on September 12, 2014.

CHANGE IN REPORTING PERIODS

    PRIMO's reporting periods, as previously audited, were the nine months ended September 30, 1996. For purposes of presenting the combined financial statements of the Company, PRIMO's financial statements were conformed to reflect the year ended September 30, 1996.

USE OF ESTIMATES

    The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported assets and liabilities and disclosures of contingent assets and liabilities. Actual results may differ from those estimates.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                          SEPTEMBER 30, 1996, AND 1997

(2) ACCOUNTS RECEIVABLE

    Accounts receivable, which are substantially all billed or billable, at September 30, 1997 consist of the following:

                                                                1997
                                                              ---------
U.S. Government and agencies................................  5,236,309
Commercial..................................................    327,535
JTP Joint Venture (note 3)..................................    160,178
                                                              ---------
                                                              5,724,022

    Management of the Company believes that substantially all of the outstanding accounts receivable will be collected within one year.

    Revenues from several U.S. government agencies totaled approximately $69,111,000 and $57,871,000, for the years ended September 30, 1996 and 1997, respectively, including approximately $22,117,000 and $15,282,000 from the JTP Joint Venture in 1996 and 1997, respectively (see note 3).

(3) INVESTMENT IN JOINT VENTURE

    In November 1993, IDP formed a joint venture entity, Justice Technology Partners Joint Venture ("JTP") with two other companies for the purpose of obtaining and performing under a certain contract. JTP has a contract with a federal government agency involving the sale and maintenance of computer equipment. IDP provides the computer equipment to the joint venture and records sales at cost plus its estimated share of the joint venture profits.

    IDP has a 24 percent interest in JTP and the initial investment of $31,200 is recorded at cost. IDP's equity in the estimated earnings of the joint venture is included in accounts receivable.

    Summarized financial information for this unconsolidated joint venture entity, as of and for the year ended December 1996, is as follows:

                                                              DECEMBER 31, 1996
                                                              -----------------
                                                               (IN THOUSANDS)
Contract revenue............................................       43,417
Net income..................................................        5,992
Total current assets........................................       12,252
Total assets................................................       12,293
Total liabilities...........................................        9,979

    Distributions received in excess of profit recognized, amounting to approximately $59,000 is included as a reduction of accounts receivable at September 30, 1996; and profits recognized in excess of distributions received, amounting to approximately $116,000 is included in accounts receivable at September 30, 1997.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                          SEPTEMBER 30, 1996, AND 1997

(4) FIXED ASSETS

    Fixed assets as of September 30, 1997 consist of the following:

                                                                 1997
                                                              ----------
Furniture and equipment.....................................   2,385,410
Transportation equipment....................................     445,353
Leasehold improvements......................................     357,123
Testing lab and equipment...................................     340,072
Production equipment........................................     143,585
                                                              ----------
Total.......................................................   3,671,543
Less accumulated depreciation and amortization..............  (1,418,692)
                                                              ----------
Fixed assets, net...........................................   2,252,851
                                                              ==========

(5) INDEBTEDNESS

    Notes payable consists of the following:

                                                              SEPTEMBER 30, 1997
                                                              ------------------
Secured demand bank loan, interest at 10.25%................        291,689
Secured automobile loans, interest ranging from 3.7% to
  11.5%.....................................................        241,411
                                                                    -------
Total notes payable.........................................        533,100
Less current portion........................................        368,792
                                                                    -------
Notes payable, noncurrent...................................        164,308
                                                                    =======

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                          SEPTEMBER 30, 1996, AND 1997

Principal payments on the long-term debt for each of the fiscal years from 1998 to 2002 and thereafter are due as follows:

YEAR ENDING SEPTEMBER 30,
-------------------------
1998........................................................  $368,792
1999........................................................    65,723
2000........................................................    49,292
2001........................................................    42,598
2002........................................................     6,695
                                                              --------
                                                              $533,100

    Other notes payable consist of automobile loans and a demand bank loan. The automobile loans are secured by the respective automobile, and the demand loan is secured by the Company's accounts at the respective bank. The notes mature at intervals between November 1997 and September 2001. Interest rates on the notes range from 3.7 percent to 11.5 percent.

    Notes payable to related parties are payable to certain stockholders and their relatives, and employees. All notes payable to related parties are classified as current liabilities as they are callable by the holder at any time. Notes payable to related parties bear interest at rates ranging from 8 to 11 percent. The total amounts outstanding on these related party notes payable were approximately $1,498,000 at September 30, 1997.

    The Company has a line of credit facility of $15,000,000, of which $5,000,000 is secured by the Company's inventory and $10,000,000 is secured by accounts receivable. The outstanding balance on this line of credit at September 30, 1997 was approximately $5,635,000. The interest rates applicable to this line of credit as of September 30, 1997 was 8.5 percent. Subsequent to year-end, the amounts available under this credit facility were increased to $25,000,000 with an additional temporary overline of $7,000,000 available through January 31, 1998. There is no formal expiration date on this facility although it is subject to annual re-evaluation by the financial institution.

(6) INCOME TAXES

    For combined financial reporting purposes, income (loss) before income taxes for the years ended September 30, 1996 and 1997 include the following components:

                                                          1996         1997
                                                        ---------   ----------
Income (loss) before income taxes:
  Domestic (IDP)......................................   (222,933)  (1,769,240)
  Foreign (PRIMO).....................................  1,383,677    2,532,868
                                                        ---------   ----------
                                                        1,160,744      763,628

As discussed in Note 2, PRIMO has been granted a 90 percent exemption, with certain reservations, for income taxes on its manufacturing operations under the Tax Incentives Act of Puerto Rico of 1987, Act No. 8, as amended. This exemption is for a period of twenty years and ends in September 2014. Further, PRIMO has no temporary differences that would create deferred tax assets or liabilities as of September 30, 1997.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                          SEPTEMBER 30, 1996, AND 1997

(6) INCOME TAXES (CONTINUED)
    The components of income tax expense (benefit) for the Company for the years ended September 30, 1996 and 1997 are as follows:

                                                            1996       1997
                                                          --------   --------
Current:
  Federal...............................................   232,015    (60,439)
  State.................................................    51,363    (13,380)
  Foreign (PRIMO).......................................    62,035    118,398
                                                          --------   --------
                                                           345,413     44,579
                                                          --------   --------

Deferred:
  Federal...............................................  (297,303)  (356,045)
  State.................................................   (65,818)  (105,981)
                                                          --------   --------
                                                          (363,121)  (462,026)
                                                          --------   --------
                                                           (17,708)  (417,447)
                                                          ========   ========

    Income tax expense (benefit) amounted to ($17,708) for 1996, an effective rate of (2) percent; and ($417,447) for 1997, an effective rate of
(55) percent. The actual expense (benefit) differs from the "expected expense (benefit)" for those years, computed by applying the U.S. federal corporate tax rate of 34 percent in 1996 and 1997 to earnings (loss) before income tax expense, as follows:

                                                                1996       1997
                                                              --------   --------
Computed "expected" tax expense (benefit)...................   394,653    259,634
Increase (decrease) in income taxes resulting from:
  Foreign income not subject to U.S. federal taxes, net of
    foreign taxes...........................................  (408,416)  (742,756)
  State and local income tax expense (benefit), net of
    federal benefit.........................................   (15,605)   (78,710)
  Increase in valuation allowance...........................        --    122,690
  Nondeductible meals and entertainment expenses............    27,199     17,581
  Other, net................................................   (15,539)     4,114
                                                              --------   --------
                                                               (17,708)  (417,447)
                                                              ========   ========

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                          SEPTEMBER 30, 1996, AND 1997

(6) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1997 are presented below:

                                                                1997
                                                              --------
Deferred tax assets:
  Inventory obsolescence reserve............................   267,870
  Warranty reserve..........................................    76,799
  Accrued interest on related party notes...................   116,331
  Deferred rent.............................................    85,779
  Section 263(A) inventory adjustment.......................    45,020
  Accrued vacation..........................................    43,977
  Allowance for doubtful accounts...........................    50,908
  Other.....................................................    30,242
                                                              --------
Total gross deferred tax assets.............................   716,926
Less: valuation allowance...................................  (122,690)
                                                              --------
Net deferred tax assets.....................................   594,236
                                                              ========
Deferred tax liabilities:
  Income from JTP joint venture.............................  (133,190)
  Other.....................................................        --
                                                              --------
Total deferred tax liabilities..............................  (133,190)
Net deferred tax asset (liability)..........................   461,046
                                                              ========

    The net deferred tax asset (liability) is reflected in the accompanying balance sheets as:

                                                                1997
                                                              --------
Current deferred tax assets.................................  443,415
Noncurrent deferred tax assets..............................   17,631
Noncurrent deferred tax liabilities.........................       --
                                                              -------
Net deferred tax asset (liability)..........................  461,046
                                                              =======

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented by IDP in making this assessment. Management has established a valuation allowance of $122,690 in 1997 to reduce the deferred tax asset to a level where based upon the level of historical taxable income, scheduled reversal of deferred tax liabilities, and projections of future taxable income over the periods in which the temporary differences become deductible based on available tax planning strategies, management presently believes that it is more likely than not that IDP will realize the benefits of these deductible differences.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                          SEPTEMBER 30, 1996, AND 1997

(7) COMMITMENTS AND CONTINGENCIES

LEASES

    The Company is obligated under various noncancelable operating leases for office/warehouse space and office equipment. The future minimum lease obligations under these noncancelable operating leases as of September 30, 1997 are approximately as follows:

YEAR ENDING SEPTEMBER 30,
-------------------------
1998........................................................  $  625,283
1999........................................................     661,680
2000........................................................     292,397
2001........................................................      38,568
2002 and thereafter.........................................          --
                                                              ----------
                                                              $1,617,928

    Rent expense under these operating leases amounted to approximately $556,000, and $538,000 for the periods ended September 30, 1996, and 1997, respectively. Rent payments are being expensed on a straight-line basis over the life of the lease, with the difference recorded as deferred rent.

BID PROTEST SETTLEMENT

    During the year ended September 30, 1996, IDP settled a contract award dispute with a third party and recorded a $750,000 gain on settlement. Costs relating to the bid protest were expensed in the period incurred and recorded as operating expenses.

(8) RETIREMENT PLAN

    IDP maintains a tax-deferred savings plan under Section 401(k) of the Internal Revenue Code which is offered to all employees who have attained the age of 21. The plan provides for contributions by employees as well as matching and discretionary contributions by IDP. IDP made contributions of approximately $210,000, and $261,000 to the plan during the years ended September 30, 1996, and 1997.

                           DUNN COMPUTER CORPORATION



                        4,657,114 Shares of Common Stock


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 July 28, 2000



YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DUNN COMPUTER CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF THE SHARES OF COMMON STOCK HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DUNN COMPUTER CORPORATION SINCE THE DATE HEREOF.

                            ------------------------


UNTIL AUGUST 23, 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.